UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SHORETEL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 7, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on November 9, 2016 at 1:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Don Joos
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 9, 2016: THIS PROXY
STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://www.edocumentview.com/SHOR

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

November 9, 2016
1:00 p.m., Local Time

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 9, 2016, at 1:00 p.m., Pacific Time, for the following purposes:

Agenda Item		Board of Directors’ Recommendation
1.	The election of Mark Bregman and Marjorie Bowen to the board of directors to hold office for a three-year term;	FOR
2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2017;	FOR
3.	Cast an advisory vote on the compensation of our named executive officers; and	FOR
4.	Approval of the ShoreTel, Inc. 2016 Employee Stock Purchase Plan	FOR

We will also transact such other business that may properly come before the annual meeting (including adjournments and postponements).

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 23, 2016 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Don Joos
President and Chief Executive Officer

Sunnyvale, California
October 7, 2016

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

ShoreTel, Inc. Proxy Statement 2016

ShoreTel, Inc. Proxy Statement 2016

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

October 7, 2016

The accompanying proxy is solicited on behalf of the board of directors of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2016 annual meeting of stockholders to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 9, 2016, at 1:00 p.m., Pacific Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about October 7, 2016. An annual report for the fiscal year ended June 30, 2016 is enclosed with this proxy statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on September 23, 2016, which is the record date, will be entitled to vote at the annual meeting. At the close of business on September 23, 2016, we had 67,882,490 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the annual meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the annual meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal. Proposal No. 3 is an advisory vote and is non-binding, although the board of directors will give careful consideration to the voting results. A majority of the shares represented at the meeting and voting for or against the proposal is required to approve Proposal No. 4, approval of the ShoreTel, Inc. 2016 Employee Stock Purchase Plan. Abstentions will have no effect with respect to Proposal No. 4.

Brokers who hold shares for the accounts of their clients must vote such shares as directed by their clients. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Where a proposal is not “routine,” as is the case with Proposal Nos. 1, 3 and 4, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and therefore, would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of ShoreTel for use at the annual meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the annual

ShoreTel, Inc. Proxy Statement 2016

meeting will be counted as votes “for” such proposal, or in the case of the election of the class I directors, as a vote “for” election to class I of the board of directors of all nominees presented by the board of directors. In the event that sufficient votes in favor of the proposals are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the annual meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the annual meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, facsimile, electronic transmission or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual meeting or at the annual meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the annual meeting, or by attendance at the annual meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the annual meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and internet access providers, which must be borne by the stockholder.

ShoreTel, Inc. Proxy Statement 2016

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting on the business to come before the meeting. Page references are supplied to help you find further information in this proxy statement.

Business Highlights for Fiscal 2016

Over the last three years, we have executed a transformation to become a growing cloud-based solutions company with a recurring revenue model. In early fiscal 2016 we started rolling out ShoreTel Connect and outlined five catalysts which will drive hosted revenue growth at an accelerated pace. Our execution throughout the year, including the completion of two acquisitions, has created a more competitive position from which to capture growth opportunities with our cloud-based solutions. In fiscal 2016 we also continued to produce strong financial results including achieving 20 percent annual growth in hosted revenue, continued non-GAAP profitability and an improved balance sheet.

Financial Performance

•	Total Revenues for fiscal 2016 were $360.3 million, up slightly compared to fiscal 2015.
•	Hosted Revenues for fiscal 2016 were $126.7 million, a 20% increase over hosted revenue of $105.4 million in fiscal 2015.
•	Fiscal 2016 GAAP operating loss was $2.1 million compared to a loss of $2.0 million in fiscal 2015.
•	Fiscal 2016 non-GAAP operating income was $15.9 million, compared to $23.7 million in fiscal 2015 (see Appendix B for a reconciliation of these non-GAAP financial measures to results reported under GAAP).
•	Cash flows from operating activities in fiscal 2016 were $35.1 million. Cash, cash equivalents and short-term investments were $108.2 million at June 30, 2016.

ShoreTel, Inc. Proxy Statement 2016

Total Revenues
(in millions)
$338.3
$359.7
$360.3
FY 2014
FY 2015
FY 2016

Hosted Revenues
(in millions)
$87.6
$105.4
$126.7
FY 2014
FY 2015
FY 2016

Cash Flow From Operations
(in millions)
$35.9
$41.1
$35.1
FY 2014
FY 2015
FY 2016

Cash, Cash Equivalents &
Short-Term Investments
(in millions)
$56.1
$90.2
$108.2
FY 2014
FY 2015
FY 2016

*	See Appendix B for a reconciliation of these Non-GAAP financial measure to results reported under GAAP.

ShoreTel, Inc. Proxy Statement 2016

Strategic Performance

•	Started the rollout of ShoreTel Connect, our integrated offering based on a single software code and user experience. ShoreTel Connect is now available to be deployed in cloud, onsite and hybrid environments to offer customers increased choice and flexibility.
•	Launched our Premise-to-Cloud Migration Program to monetize our premise installed base and drive hosted revenue growth.
•	Expanded the geographic footprint of our cloud offering into Europe, Asia and Canada to better service our local and multinational customers.
•	Introduced ShoreTel Summit, our Communications Platform as a Service (“CPaaS”) offering, enabling customers to integrate their communications into an existing workflow or application.
•	Completed two acquisitions to expand our geographic footprint and enhance our technological capabilities.
Voting Matters		Board Vote Recommendation
Proposal 1 -	Election of Directors - Mark Bregman and Marjorie Bowen	FOR
Proposal 2 -	Ratification of Independent Registered Public Accountants	FOR
Proposal 3 -	Advisory Vote on Named Executive Officer Compensation	FOR
Proposal 4 -	Approval of the ShoreTel, Inc. 2016 Employee Stock Purchase Plan	FOR

Proposal No. 1: Election of Directors (page 10)

The board of directors recommends that you vote FOR each of the following board nominees:

					Independent (Yes/No)		Committee Memberships		Other Company Boards
Name	Age	Director Since	Occupation	Experience/ Qualification	Yes	No
Mark Bregman	59	2007	Board member	Management, Engineering, Strategy Development	✓		•	Governance and Nominating	none
							•	Compensation
Marjorie Bowen	51	2016	Board member	Management, Financial Expertise, Corporate Governance	✓		•	Audit	Illinois Power Generating Company

Mark Bregman has served as a member of our board of directors since May 2007. In September 2015, Dr. Bregman was appointed Chief Technology Officer of NetApp, Inc., a data storage and IT management company. Dr. Bregman served as Senior Vice President and Chief Technology Officer of NeuStar, Inc., a provider of network addressing, routing and policy management, from August 2011 to September 2014. Dr. Bregman previously served as Executive Vice President and Chief Technology Officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, from July 2005 to July 2011. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s Executive Vice President, Chief Technology Officer and Acting Manager of the Application and Service Management Group from September 2004 to July 2005, and as its Executive Vice President, Product Operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the Chief Executive Officer of AirMedia, Inc., a wireless internet company. Prior to joining

ShoreTel, Inc. Proxy Statement 2016

AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as General Manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

Qualifications to serve as director: Dr. Bregman is independent and his more than 25 years of operational and strategic experience in the technology industry apply directly to ShoreTel’s operations and strategic opportunities. His experience as the chief technology officer of high-growth, publicly traded software companies gives him valuable and firsthand insights into issues regarding the strategic development of products and services that ShoreTel offers. In addition, Dr. Bregman possesses experience with the development and protection of intellectual property assets. Dr. Bregman serves on our corporate governance and nominating committee and our compensation committee. With his service on our board of directors since 2007, he is very familiar with our business and the specific challenges and opportunities we face.

Marjorie Bowen has served as a member of our board of directors since August 2016. Ms. Bowen has many years of experience serving as a corporate director for both public and privately held companies, and prior to her Board service, Ms. Bowen was an investment banker with Houlihan Lokey from 1989 until 2007, serving as Managing Director since 1997. In her nearly 20 year career in investment banking at Houlihan Lokey, she advised boards of public companies on transaction, strategic and other shareholder matters and handled the firm’s fairness opinion practice. At Houlihan Lokey, Ms. Bowen was an active deal advisor to public company boards, a product and practice leader, as well as a member of the firms’ senior management. Ms. Bowen also has served as Special Independent Director on the board of Illinois Power Generating Company (a subsidiary of Dynegy) since December 2013 and serves as a director for two privately held companies. SquareTwo Financial and OmniForce Holdings. Recently, Ms. Bowen served as the Audit Committee Chair on the board of Hansen Medical, Inc. and previously served on the boards of six other public and private companies, including as a director of Global Aviation Holdings from 2008 to 2014 and as a director of The Talbots, Inc. from 2010 to 2012. Ms. Bowen holds a B.A. in Economics from Colgate University and an M.B.A. from the University of Chicago.

Qualifications to serve as director: Ms. Bowen is independent and brings over 30 years of financial expertise and experience to ShoreTel. Ms. Bowen serves as a member of our audit committee. She qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Ms. Bowen has served on the audit committees of a number of companies, both publicly traded and privately held. We believe that Ms. Bowen’s board experience at other companies and professional experience as an adviser to public company boards of directors has exposed her to best practices and approaches that are beneficial to us and our stockholders.

Proposal No. 2: Ratification of Independent Registered Public Accountants (page 17)

The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2017, and the board of directors recommends that the stockholders vote FOR ratification of such appointment.

Proposal No. 3: Advisory Vote on Named Executive Officer Compensation (page 18)

The board of directors recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2016.

Proposal No. 4: Approval of the ShoreTel, Inc. 2016 Employee Stock Purchase Plan (page 19)

The board of directors recommends a vote FOR approval of the 2016 Employee Stock Purchase Plan (the “2016 ESPP”), which is the successor to our current employee stock purchase plan, the 2007 Employee Stock Purchase Plan (the “2007 Plan”).

ShoreTel, Inc. Proxy Statement 2016

We believe that the adoption of the 2016 ESPP is in the best interests of our company and stockholders because it provides an opportunity for our employees to acquire or increase their ownership stake in us and invest in us and enables us to attract and retain the most qualified personnel. Providing this investment opportunity has historically been, and will continue to be, a key element of our overall compensation philosophy. The 2016 ESPP will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to recruit, retain and motivate our employees. We believe this aligns our employees’ interests with those of our stockholders, creating strong incentives to grow stockholder value driven by our future growth and success. In considering the approval of the 2016 ESPP, we ask our stockholders to note the following important features:

•	3,500,000 shares of our common stock will be reserved for issuance under the 2016 ESPP, which represents approximately 5% of our outstanding shares as of September 23, 2016.
•	The automatic share reserve, also known as an “evergreen” provision, which was in the 2007 plan, will be eliminated.
•	Offering periods are six-months long.
•	Employees will be able to purchase shares of our common stock at purchase price of the lower of 85% of the fair market value of our common stock on the first day of an offering period or on the purchase date (the last day of the applicable offering period).

The 2016 ESPP’s effectiveness is dependent on the approval of it by stockholders at the meeting. We are asking stockholders to approve the 2016 ESPP because we have reached our limit of shares of common stock issuable under the 2007 Plan.

The purpose of the approval of the 2016 ESPP is to permit us to provide eligible employees of ShoreTel and its participating affiliates with the continuing opportunity to acquire a stock ownership interest in ShoreTel through participation in a payroll deduction based employee stock purchase plan, to enhance such employees’ sense of participation in the affairs of ShoreTel and its participating affiliates, and to provide an incentive for continued employment. The 2007 Plan will terminate automatically upon the issuance of all shares of our common stock reserved for issuance thereunder, which is expected to occur by October 30, 2016.

The use of equity compensation has historically been, and will continue to be, a key element of our overall compensation philosophy. The 2016 ESPP serves as an important part of this practice and is an important component of the overall compensation package that we offer to recruit, retain and motivate our employees. In addition, the 2016 ESPP provides our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives to grow stockholder value driven by our future growth and success.

When considering the number of shares to reserve under the 2016 ESPP, our board of directors reviewed, among other things, the potential dilution to our current stockholders as measured by burn rate and overhang and projected future share usage (the “burn rate” is the ratio of the number of shares of common stock issued under the 2016 Plan during a fiscal year to the number of ShoreTel’s weighted average common shares outstanding at the corresponding fiscal year end). It is expected there will be sufficient shares available under the 2016 ESPP to satisfy our equity needs for at least three to four years, or through the 2019 or 2020 annual meeting of our stockholders.

If Proposal No. 4 is not approved by our stockholders, our employees will no longer be able to purchase our shares in accordance with a standard employee stock purchase plan which may seriously and negatively impact our ability to attract and retain the talent we need to compete in our industry, and could affect our long-term success and profitability.

ShoreTel, Inc. Proxy Statement 2016

Corporate Governance Highlights (page 14)

We are committed to the highest standards of corporate governance, including active engagement with our stockholders throughout the year. We believe our ongoing engagement with stockholders helps us achieve balance between long-term and short-term interests.

✓	Directors with extensive, diversified management and leadership experience with expertise relating to management, strategy, operations, corporate governance experience in the technology and telecom sectors, finance and accounting, risk, managing technology innovations and development of intellectual property and technology products and services

✓	Non-executive chairperson who is an independent Director, who presides over board and stockholder meetings
✓	Fully independent Audit, Compensation and Corporate Governance and Nominating Committees
✓	Annual Board, Committee and Director evaluation
✓	All independent, non-employee Directors, except for the CEO/Director
✓	Regular sessions where independent Directors meet without management present
✓	Approval required for certain related party transactions
✓	Board oversight of risk management process to review and assess management risk taking, business enterprise risk and other major risks facing the Company
✓	Board oversight of risks associated with succession planning of both board and management
✓	Appropriate Board culture of risk management and the right “tone at the top,” and oversight of aggregate risk profile
✓	Board review of long-term strategic plans on an annual basis
✓	Regular management updates to the Board on critical issues and recent developments in our principal markets

Summary Highlights of Executive Compensation (page 28)

Philosophy

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive officers, including our Named Executive Officers, lead our largest functions, they have the ability to directly influence overall company performance. As a result, we have determined that a greater portion of their target total direct compensation should be tied to short-term and long-term incentive awards than most other employees, in order to align the interests of our executive officers with that of our stockholders. In this way, we promote the short-term and long-term growth of our business, and increase stockholder value. We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Key Compensation Policies and Practices

•	Majority of Compensation At-Risk.
•	No Retirement Plans.
•	Limited Perquisites.
•	No Tax Reimbursements on Perquisites or Other Personal Benefits.
•	No Special Health or Welfare Benefit Plans.
•	No Post-Employment Tax Reimbursements.
•	“Double-Trigger” Change-in-Control Arrangements.
•	Multi-Year Vesting Requirements for Equity Awards, with no equity vesting before the first year.
•	Hedging Company Securities Prohibited.
•	Regular Succession Planning Review.

ShoreTel, Inc. Proxy Statement 2016

Fiscal 2016 Named Executive Officer Summary Non-Equity Incentive Plan Compensation and Equity Awards

In fiscal 2016, we paid the following non-equity incentive plan compensation and made the following equity awards to our Named Executive Officers:

	Non-Equity Incentive Plan Compensation for FY2016		Grant of Restricted Stock Units(1)	Grant of Stock Options(2)
Mr. Joos	$462,000		60,000	200,000
Mr. Healy	181,560		25,000	85,000
Ms. Corrales(3)	155,969		30,000	200,000
Mr. Oruganti	142,713		25,000	85,000
Mr. Petts	304,544	(4)	25,000	85,000
(1)	Represents restricted stock units granted on August 21, 2015, except for Ms. Corrales, whose grant occurred on July 28, 2015. The shares of our common stock underlying the Restricted Stock Units vest as to 25% of the shares on each anniversary of the date of grant over four years thereafter. See “Executive Compensation – Grants of Plan-Based Awards During the Fiscal Year.”
(2)	Represents shares of our common stock subject to an outstanding stock option granted on August 21, 2015 at an exercise price of $7.35 per share, except for Ms. Corrales, whose grant occurred on July 28, 2015 at an exercise price of $6.85 per share. These option vest as to 25% of the shares on the first anniversary of the date of grant, and vests as to 1/48 of the shares each month over three years thereafter. See “Executive Compensation – Grants of Plan-Based Awards During the Fiscal Year.”
(3)	We appointed Eugenia Corrales as our Senior Vice President of Product on July 28, 2015.
(4)	As our Senior Vice President of Worldwide Sales, during fiscal 2016, Mr. Petts participated in our fiscal 2016 Sales Incentive Plan.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this proxy statement. This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the intense competition in our industry, our reliance on third parties to sell and support our products, our ability to continue to grow our cloud-based solutions, our ability to grow or maintain our premise products, supply and manufacturing risks, the impact of service disruptions or security breaches, uncertainties related to global operations, our ability to control costs as we expand our business, our ability to attract, retain and ramp new personnel, potentially longer sales cycles, uncertainties inherent in the product development cycle, our ability to identify and execute on strategic opportunities, uncertainty as to market acceptance of new products and services, the potential for litigation in our industry, the uncertain impact of global economic conditions and foreign exchange rates, including impact on customers’ purchasing decisions, and other risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2016.

ShoreTel, Inc. Proxy Statement 2016

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ShoreTel’s board of directors is presently comprised of nine members, but shall immediately decrease in size to eight members at the close of the annual meeting as Edward F. Thompson will not stand for reelection at the annual meeting. Eight of the nine current directors are “independent directors” as defined under the rules of the NASDAQ Stock Market. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark Bregman and Marjorie Bowen have been designated as class I directors and will stand for reelection or election at this annual meeting of stockholders. Edward F. Thompson is designated as a class I director but is not standing for reelection at this annual meeting. Donald Joos, Kenneth D. Denman and Josef Vejvoda have been designated as class II directors and will stand for reelection at the 2017 annual meeting of stockholders. Shane Robison, Charles D. Kissner and Constance Skidmore have been designated as class III directors and will stand for reelection at the 2018 annual meeting.

Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

The two Class I director nominees of ShoreTel’s board of directors are Mark Bregman and Marjorie Bowen. Each of the nominees for election to class I is currently a director of ShoreTel. If elected at the annual meeting, each of the nominees would serve until the 2019 annual meeting of stockholders and until his/her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees has been recommended by the corporate governance and nominating committee and approved by the board of directors. In addition, each of the nominees has consented to serving as a nominee and being named as a nominee in this proxy statement, and to serving as a director if elected.

Biographical information for each of the nominees and each director whose term of office will continue after the upcoming annual meeting is set forth in the section titled "Board of Directors" below. We have highlighted in that section, the specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of ShoreTel.

Board of Directors. The names of the nominees for election as class I directors at the annual meeting and of the incumbent class II and class III directors, and certain information about them, including their ages as of October 1, 2016, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as class I director with term expiring in 2019:
Mark Bregman(2)(3)	59	Chief Technology Officer of NetApp, Inc.	2007
Marjorie Bowen(1)	51	Board member of Illinois Power Generating Company	2016

Incumbent class II directors with term expiring in 2017:
Donald Joos	46	President and Chief Executive Officer of ShoreTel, Inc.	2013
Kenneth D. Denman(2)	57	Former Chief Executive Officer of Emotient, Inc.	2007
Josef Vejvoda(2)(3)	51	Portfolio Manager at K2 & Associates Investment Management Inc. and President of Jove Capital Inc.	2015

Incumbent class III directors with term expiring in 2018:
Shane Robison(2)	62	Former Board member of Altera Corporation	2015
Charles D. Kissner(1)(3)	69	Chairperson of the Board of Directors of ShoreTel, Inc.	2006
Constance Skidmore(1)(3)	65	Board member of Comfort Systems USA	2014
(1)	Member of our audit committee.

ShoreTel, Inc. Proxy Statement 2016

(2)	Member of our compensation committee.
(3)	Member of our corporate governance and nominating committee.

For the biographies of Dr. Bregman and Ms. Bowen, see “Proxy Summary – Proposal No. 1 – Election of Directors.”

Donald Joos has served as our President, Chief Executive Officer and a member of our board of directors since August 2013. Mr. Joos joined ShoreTel in April 2011 as Vice President of Global Services and was promoted to Senior Vice President of Business Operations in July 2012. Prior to joining ShoreTel, Mr. Joos spent nine years as a Vice President at Avaya Inc., a business communications company, from December 2001 to March 2011. Before joining Avaya in December 2001, Mr. Joos helped create an e-commerce start up and held various services and operational roles at Williams Communication Solutions, Nortel Communication Solutions and Marshalls, Inc. He holds a B.S. in sports management from Springfield College in Massachusetts.

Qualifications to serve as director: As Chief Executive Officer of ShoreTel, Mr. Joos has the ultimate operational and management responsibilities for our business. As a result, Mr. Joos is highly knowledgeable about the state of our business, the risks we face and management’s plans for executing our growth strategy. As our former Senior Vice President of Business Operations and former vice president of global services, Mr. Joos possesses extensive executive experience in operations and support specific to ShoreTel and our industry. As Vice President at Avaya and in his services and operational roles at Williams Communications Solutions and Nortel Communications Solutions, Mr. Joos brings past professional experiences that are directly relevant to our business and industry. Mr. Joos brings a total of over 15 years of experience in a variety of hardware, software and services companies. We believe that it is important for our Chief Executive Officer to serve on the board of directors, as his day to day experience in managing ShoreTel will provide detailed insight regarding ShoreTel, our markets, strategy and operations for the other members of our board of directors.

Kenneth D. Denman has served as a member of our board of directors since May 2007. He served as Chief Executive Officer of Emotient, Inc., a leader in the facial expression measurement and sentient analysis space leveraging machine/deep learning technology, from October 2012 through January 2016, when the company was acquired by Apple Inc. Mr. Denman left Apple in March 2016. Mr. Denman has also served as Edward V. Fritzky Endowed Visiting Chair in Leadership at the University of Washington’s Michael G. Foster School of Business since September 2012. Mr. Denman served as Chief Executive Officer and a director of Openwave Systems, Inc. from November 2008 to September 2011. Prior to Openwave, Mr. Denman served as Chairperson of iPass, Inc. a platform-based enterprise mobility services company since January 2003, as director since December 2001 and as President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as Founder, President and Chief Executive Officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as senior vice president, national markets group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as chief operating officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman is a member of the Board of Directors of United Online, Inc. Mr. Denman is a member of the advisory board at the University of Washington’s Michael G. Foster School of Business. Mr. Denman also sits on the board of directors of the University of Washington’s Foundation. Mr. Denman holds a B.S. in accounting from Central Washington University and an MBA in finance and international business from the University of Washington.

Qualifications to serve as director: Mr. Denman is independent and possesses extensive executive experience in the technology and telecom sectors. As a former chief executive officer of a technology company and a former chief executive officer of a telecommunications software company, Mr. Denman’s operational and strategic experiences are directly relevant to ShoreTel’s operations and strategic opportunities. Mr. Denman also serves as chairperson of our compensation committee. Mr. Denman’s experience serving on the board of directors of other public technology companies has exposed him to best practices and approaches that are beneficial to us and our stockholders.

ShoreTel, Inc. Proxy Statement 2016

Josef Vejvoda has served as a member of our board of directors since October 2015. He has served as a portfolio manager at K2 & Associates Investment Management Inc., a multi-strategy investment firm, since August 2013. He has also served as the President of Jove Capital Inc., a boutique financial services firm, since October 2004. He served as the Managing Director, Corporate Finance, and as a Director of MGI Securities Inc., a Canadian investment dealer, from January 2007 to September 2010. He was an Investment Banker with Loewen, Ondaatje, McCutcheon & Company, an exempt market dealer, from October 2003 to September 2004. Prior to this, Mr. Vejvoda held senior roles and other positions at a number of Canada’s largest financial institutions, including Merrill Lynch Canada, Bank of Montreal, National Bank Financial and TD Securities. Mr. Vejvoda is also a member of the board of directors of Absolute Software Corporation and Dominion Diamond Corporation . Additionally, he served as a member of the board of directors of PNI Digital Media Inc., an Internet infrastructure company providing web based applications for the photography industry, from March 2013 to July 2014. Mr. Vejvoda graduated from Queen’s University with a bachelor degree in computer science and is registered portfolio manager with the Ontario Securities Commission. Mr. Vejvoda has also earned the Chartered Investment Manager (CIM®) designation form the Canadian Securities Institute and is a graduate of the Institute of Corporate Directors having achieved the ICD.D designation.

Qualifications to serve as director: Mr. Vejvoda is independent and brings over 20 years of capital markets experience as well as this public company board experience. We believe that Mr. Vejvoda’s extensive experience in a variety of financial institutions and in the financial industry provide us and our board of directors with the insights and perspectives of financial investors that will be beneficial to ShoreTel and our stockholders.

Shane Robison has served as a member of our board of directors since February 2015. He was a member of the Board of Directors of Altera Corporation from November 2012 to December, 2015. He served as the Chief Executive Officer and Chairman of Fusion-io, Inc., a flash memory technology company, from May 2013 to July 2014, where he also served as a director from December 2011 to July 2014. Prior to that, he served as Executive Vice President, Chief Technology Officer and Chief Strategy Officer for Hewlett-Packard Company. Mr. Robison has also held senior executive leadership positions in product development and business management with AT&T Labs, Cadence Design Systems, Inc. and Apple Inc. Mr. Robison holds a B.S. and M.S. in computer science from the University of Utah.

Qualifications to serve as director: Mr. Robison is independent and brings over 30 years of executive management experience in the technology industry. Mr. Robison serves as a member of our compensation committee. We believe that Mr. Robison’s board experience at other companies, and his extensive experiences in executive management, engineering, strategy development and mergers and acquisitions has exposed him to best practices and approaches that are beneficial to ShoreTel and our stockholders.

Charles D. Kissner has served as a member of our board of directors since April 2006, served as our lead independent director from April 2007 to July 2010, and has served as chairperson of our board of directors since April 2013. From 2007 to 2015, he was Chairman of Aviat Networks, Inc., a provider of wireless transmission systems, and from 2010 to 2011, he was also CEO. Mr. Kissner previously served as Chairman of Stratex Networks from July 1995 to January 2007 and as its President and Chief Executive Officer from July 1995 to May 2000, as well as from October 2001 to May 2006. Prior to joining Stratex Networks, Mr. Kissner served as Vice President and General Manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as Executive Vice President of Fujitsu Network Switching of America, Inc., a telecommunications switching manufacturer, and as President and Chief Executive Officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T (now Alcatel-Lucent) for over thirteen years. Mr. Kissner also serves on the board of Rambus, Inc., a technology licensing company focusing on the development of technologies that enrich the end-user experience of electronic systems and as chairman-elect of KQED Public Media, the largest public broadcaster in the U.S. Mr. Kissner holds a B.S. from California State Polytechnic University and an M.B.A. from Santa Clara University.

ShoreTel, Inc. Proxy Statement 2016

Qualifications to serve as director: Mr. Kissner possesses extensive management, operating, and corporate governance experience in the technology and telecom sectors. Mr. Kissner serves on our audit committee, and he qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the NASDAQ Stock Market Rules. Mr. Kissner also serves as chair of our corporate governance and nominating committee. Based on these experiences, qualifications and attributes, the Board has concluded that Mr. Kissner is qualified to serve as a director.

Constance E. Skidmore has served as a member of our board of directors since January 2014. Ms. Skidmore retired from PricewaterhouseCoopers in 2009, after serving for more than two decades as a partner, including a term on its governing board. Ms. Skidmore serves on the board of directors, audit committee and governance committee of Comfort Systems USA. Ms. Skidmore also serves on the boards of several other privately-held and non-profit companies: Cyrcadia Health, Ivis Technologies, The V Foundation for Cancer Research, and Viz Kinect. Ms. Skidmore holds a B.S. in psychology from Florida State University, and a M.S. in taxation from Golden Gate University.

Qualifications to serve as director: Ms. Skidmore is independent and brings over 30 years of financial expertise and experience to ShoreTel. Ms. Skidmore serves as a member of our audit committee and a member of our corporate governance and nominating committee. She qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Ms. Skidmore has served on the audit committees of a number of companies, both publicly traded and privately held. We believe that Ms. Skidmore’s board experience at other companies and experience as a financial adviser to global clients has exposed her to best practices and approaches that are beneficial to us and our stockholders.

The board of directors recommends a vote FOR the election of each nominated director.

ShoreTel, Inc. Proxy Statement 2016

MEMBERSHIP AND MEETINGS OF BOARD OF DIRECTORS
AND BOARD COMMITTEES

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our board of directors be independent. Our board of directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the rules of the NASDAQ Stock Market, and determined that Marjorie Bowen, Mark Bregman, Kenneth D. Denman, Charles D. Kissner, Shane Robison, Constance Skidmore, Edward F. Thompson and Josef Vejvoda are “independent directors” as defined under the rules of the NASDAQ Stock Market.

During fiscal 2016, the board of directors met in person or by telephone ten times and took no actions by written consent. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which such director served. In addition, the independent outside directors met in person or by telephone six times during fiscal 2016.

Board Committees

Our board of directors has a standing audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance / Leadership” in the investor relations section of our website at www.shoretel.com.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;
•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•	reviews our critical accounting policies and estimates; and
•	annually reviews the audit committee charter and the committee’s performance.

Our audit committee consists of Edward F. Thompson, who is the chair of the committee, Marjorie Bowen, Charles Kissner and Constance Skidmore. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Kissner and Thompson and Mmes. Bowen and Skidmore is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board of directors has determined that each of Messrs. Kissner and Thompson and Mmes. Bowen and Skidmore is an audit committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal 2016, the audit committee met in person or by telephone twelve times.

ShoreTel, Inc. Proxy Statement 2016

Compensation Committee

Our compensation committee reviews and recommends the policies and practices relating to the compensation and benefits of our executive officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of those goals and objectives and sets their compensation based on such evaluations. Our compensation committee also administers the issuance of equity under our equity award plans. Our compensation committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter. Our compensation committee consists of Kenneth Denman, who is the chair of the committee, Mark Bregman, Shane Robison and Josef Vejvoda. Each of Messrs. Denman, Bregman, Robison and Vejvoda is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market, an outside director under the applicable rules and regulations of the Internal Revenue Service, and a “non-employee” director under the applicable federal securities laws and rules. During fiscal 2016, the compensation committee met in person or by telephone six times.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee makes recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, the corporate governance and nominating committee oversees our corporate governance guidelines and reporting and makes recommendations to the board of directors concerning governance matters. Our corporate governance and nominating committee consists of Charles Kissner, who is the chair of the committee, Mark Bregman, Constance Skidmore and Josef Vejvoda. Each of Messrs. Bregman, Kissner and Vejvoda and Ms. Skidmore is an independent director as defined under the applicable rules of the NASDAQ Stock Market. During fiscal 2016, the corporate governance and nominating committee met in person or by telephone seven times.

Policy regarding Stockholder Nominations. The corporate governance and nominating committee considers stockholder recommendations for director candidates. The corporate governance and nominating committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to the attention of ShoreTel’s corporate secretary at ShoreTel’s principal executive offices located at 960 Stewart Drive, Sunnyvale, California 94085, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.
•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s corporate secretary and as necessary to satisfy SEC rules and ShoreTel’s bylaws, together with a letter signed by the proposed candidate consenting to serve on the board of directors if nominated and elected.
•	The corporate governance and nominating committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the board of directors, and also considers ShoreTel’s need to fill particular roles on the board of directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).
•	The corporate governance and nominating committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Board Structure

The board of directors is currently led by our non-executive chairperson of the board of directors. Mr. Kissner, who is an independent director and presides over meetings of the board of directors and our stockholders, and holds such other powers and carries out such other duties as are customarily carried out by the chairperson of the board of directors. Our corporate governance guidelines do not specify a policy requiring the separation of the positions of chairperson of the board of directors and chief executive officer or with respect to whether the chairperson should be a member of management or a non-management director. The board of directors recognizes that there is no single, generally accepted

ShoreTel, Inc. Proxy Statement 2016

approach to providing board leadership, and given the dynamic and competitive environment in which we operate, the board’s leadership structure may vary as circumstances warrant. Our board of directors has determined that leadership of the board of directors is currently best conducted by an independent director. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Generally, every regular meeting of our board of directors includes a meeting of our independent non-executive directors without management present.

Risk Management

Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to ShoreTel and its stockholders. While the chief executive officer and other members of the executive team are responsible for the day-to-day management of risk, our board of directors is responsible for ensuring that an appropriate culture of risk management exists within ShoreTel and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Our board of directors exercises its oversight responsibility for risk both directly and through each of its committees. Throughout the year, our board of directors and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board of directors is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs. Strategic, operational and competitive risks also are presented and discussed at our board of directors’ quarterly meetings. On at least an annual basis, our board of directors conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between meetings of our board of directors, our management team provides updates to the board of directors on the critical issues we face and recent developments in our principal markets.

Our audit committee meets regularly with our chief financial officer, our independent auditor, our general counsel, the head of internal audit, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, compliance risk, and key operational risks. Our audit committee meets regularly in separate executive sessions with our chief financial officer, our general counsel, the head of internal audit, and our independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Our compensation committee is responsible for overseeing human capital and compensation-related risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our compensation committee also is charged with monitoring our incentive and equity-based compensation plans. For additional information regarding our compensation committee’s review of compensation-related risk, please see the “Compensation Risk Assessment” following the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Our corporate governance and nominating committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board of directors and its committees. Our corporate governance and nominating committee also oversees risks related to our overall corporate governance, including board of directors and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. This committee is also actively engaged in overseeing risks associated with succession planning of both our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2016.

ShoreTel, Inc. Proxy Statement 2016

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2017, and recommends that the stockholders vote for ratification of such appointment. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they desire to do so, and will be available to respond to appropriate questions.

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended June 2015 and 2016.

	For the Fiscal Year Ended June 30,
Nature of Services	2015	2016
Audit Fees	$1,285,000	$1,270,000
Audit-Related Fees	—	—
Tax Fees	333,000	179,000
All Other Fees	—	—
Total Fees	$1,618,000	$1,449,000

Audit Fees. Audit fees consist of fees for professional services for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) Form S-8 filings, and (iv) consents and other matters related to SEC matters.

Audit-Related Fees. There were no audit-related fees incurred for the fiscal year ended June 30, 2015 and 2016.

Tax Fees. Tax fees consist of fees for professional services for tax compliance. Tax-related services rendered consisted primarily of the analysis of sales, use and telecommunication taxes, limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code, international taxes and expatriate tax services.

All Other Fees. There were no other fees incurred for the fiscal years ended June 30, 2015 and 2016.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

The board of directors recommends a vote FOR the approval of the foregoing resolution.

ShoreTel, Inc. Proxy Statement 2016

PROPOSAL NO. 3 — ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s rules, we are conducting an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers (“Named Executive Officers”) for fiscal 2016, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices reflected in our executive compensation program.

The compensation of our Named Executive Officers is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, which we encourage you to read for additional information on our executive compensation program and the fiscal 2016 compensation of our Named Executive Officers.

Our executive compensation program is based on three core principles that are designed to motivate our Named Executive Officers to achieve annual financial and strategic objectives and create long-term stockholder value. The fiscal 2016 compensation of our Named Executive Officers reflected these core principles:

•	A significant portion of each Named Executive Officer’s cash compensation was payable based on our financial and operational performance and, therefore, “at risk”;
•	A significant portion of each Named Executive Officer’s total direct compensation was provided in the form of long-term equity awards to align the interests of our Named Executive Officers and our stockholders; and
•	The target total direct compensation package for each Named Executive Officer was consistent with market practices for executive talent and each Named Executive Officer’s individual experience, responsibilities and performance.

We believe our executive compensation program and related policies and practices for fiscal 2016 were consistent with our core compensation principles, aligned with stockholders’ interests, supported by strong compensation governance practices and worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation of our Named Executive Officers, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2016, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Proxy Statement.”

Advisory Vote and Board of Directors’ Recommendation

Our board of directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our Named Executive Officers.

The board of directors recommends a vote FOR the approval of the foregoing resolution.

ShoreTel, Inc. Proxy Statement 2016

PROPOSAL NO. 4 — APPROVAL OF 2016 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve our 2016 ESPP. On August 18, 2016, our board of directors approved the 2016 ESPP, subject to stockholder approval at the annual meeting. The 2016 ESPP is the successor to the 2007 Plan.

In considering the approval of the 2016 ESPP, we ask our stockholders to note the following important features:

•	3,500,000 shares of our common stock will be reserved for issuance under the 2016 ESPP, which represents approximately 5% of our outstanding shares as of September 23, 2016.
•	The automatic share reserve, also known as an “evergreen” provision, which was in the 2007 plan, will be eliminated.
•	Offering periods are six-months long.
•	Employees will be able to purchase shares of our common stock at a purchase price of the lower of 85% of the fair market value of our common stock on the first day of an offering period or on the purchase date (the last day of the applicable offering period).

The purpose of the approval of the 2016 ESPP is to permit us to provide eligible employees of ShoreTel and its participating affiliates with the continuing opportunity to acquire a stock ownership interest in ShoreTel through participation in a payroll deduction based employee stock purchase plan, to enhance such employees’ sense of participation in the affairs of ShoreTel and its participating affiliates, and to provide an incentive for continued employment. The 2007 Plan will terminate automatically upon the issuance of all shares of our common stock reserved for issuance thereunder, which is expected to occur by October 30, 2016.

The use of equity compensation has historically been, and will continue to be, a key element of our overall compensation philosophy. The 2016 ESPP serves as an important part of this practice and is an important component of the overall compensation package that we offer to recruit, retain and motivate our employees. In addition, the 2016 ESPP provides our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives to grow stockholder value driven by our future growth and success.

The 2016 ESPP provides eligible employees the opportunity to acquire a stock ownership interest in ShoreTel through periodic payroll deductions that are applied towards the purchase of our common stock at a discount from the then current market price on the date of purchase. The 2016 ESPP does not provide for discretionary grants. As discussed in more detail below under “Payroll Deductions and Stock Purchases,” the ability to purchase our common stock under the 2016 ESPP is limited up to a maximum of 15% of a participant’s eligible earnings. As of September 23, 2016, we estimate that approximately 1,142 employees, including all executive officers, will be eligible to participate in the 2016 ESPP.

When considering the number of shares to reserve under the 2016 ESPP, our board of directors reviewed, among other things, the potential dilution to our current stockholders as measured by burn rate and overhang and projected future share usage (the “burn rate” is the ratio of the number of shares of common stock issued under the 2016 Plan during a fiscal year to the number of ShoreTel’s weighted average common shares outstanding at the corresponding fiscal year end). It is expected there will be sufficient shares available under the 2016 ESPP to satisfy our equity needs for at least three to four years, or through the 2019 or 2020 annual meeting of our stockholders.

Summary of our 2016 Employee Stock Purchase Plan

Below is a summary of the material features of the 2016 ESPP. This summary, however, does not purport to be a complete description of all the provisions of the 2016 ESPP, a copy of which is attached to this proxy as Appendix A. Except as described below in the Section entitled “Shares Subject to the 2016 ESPP”, there are no material differences between the 2007 Plan and the 2016 ESPP.

ShoreTel, Inc. Proxy Statement 2016

Administration. The 2016 ESPP will be administered by our compensation committee. This committee, acting as 2016 ESPP administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the 2016 ESPP. All costs and expenses incurred in plan administration are paid by us without charge to participants.

Shares Subject to the 2016 ESPP. It is proposed that 3.5 million shares be reserved for issuance under the 2016 ESPP over its term. Unlike the 2007 Plan, the 2016 ESPP does not contain an “evergreen” provision; rather, the 2016 ESPP has a fixed number of shares available for issuance. The shares may be made available from authorized but unissued shares of our common stock. Any shares issued under the 2016 ESPP will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the 2016 ESPP. In the event of any change to our outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the 2016 ESPP and to each outstanding purchase right.

Eligibility and Participation. Under the terms of the 2016 ESPP, any employee of ShoreTel or its participating affiliates are eligible to participate in the plan (including employee directors and executive officers), except for employees who do not meet certain eligibility requirements, such as employees who customarily work for twenty (20) hours or less per week or for five (5) months or less in a calendar year. Accordingly, each employee member of the board of directors and each executive officer has an interest in this Proposal No. 4.

Individuals employed outside the United States may be subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed.

Offering Periods and Purchase Dates. Shares of common stock will be offered under the plan through a series of offering periods, each with a maximum duration of 24 months. It is proposed that shares will be offered under the 2016 ESPP through a series of offering periods, each with a duration of 6 months subject to Compensation Committee discretion. Offering periods are proposed to commence on May 1 and November 1 of each year subject to Compensation Committee discretion. The first business day of each offering period is the “offering date”, and the last business day of each offering period is the “purchase date”.

Purchase Price. The purchase price of the common stock acquired on each purchase date will be no less than 85% of the lower of (i) the fair market value per share of common stock on the date the 6 month offering period begins or (ii) the fair market value per share of common stock on the purchase date.

The fair market value of the common stock on any relevant date under the 2016 ESPP will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Stock Market. On September 23, 2016, the closing selling price per share of common stock determined on such basis was $8.14 per share.

Payroll Deductions and Stock Purchases. Each participant may authorize periodic payroll deductions in any multiple of 1% of his or her eligible earnings each offering period (up to a maximum of 15% of eligible earnings each offering period). The accumulated deductions will automatically be applied on each purchase date to the purchase of whole shares of our common stock at the purchase price in effect for that purchase date. For purposes of the 2016 ESPP, eligible earnings generally include base salary, bonuses, commissions, overtime pay and shift premiums.

Special Limitations. The 2016 ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following:

•	Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of ShoreTel or any of its affiliates.
•	A participant may not be granted rights to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

ShoreTel, Inc. Proxy Statement 2016

•	The administrator may set a lower maximum number of shares which may be purchased during any offering period than that determined by the $25,000 limit noted above.

Termination of Purchase Rights. The participant may stop contributions to the 2016 ESPP at any time, and his or her accumulated payroll deductions will be refunded without interest. The participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded without interest and will not be applied to the purchase of common stock.

Stockholder Right. No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf.

Assignability. No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in Control. In the event we are acquired by merger or sale of all or substantially all of our assets or outstanding voting stock, all outstanding purchase rights will be assumed or an equivalent purchase right substituted by the successor corporation. If the successor corporation refuses to assume or substitute the purchase right, the offering period then in effect will be shortened and will end on a new purchase date that will occur on or prior to the consummation of the change in control

Share Proration. Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares available for issuance under the plan at that time, then the 2016 ESPP administrator will make a pro rata allocation of the available shares on a uniform manner as is reasonably practicable and as the administrator determines to be equitable, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock allocated to such individual, will be refunded.

Amendment and Termination. Our board of directors may at any time amend, suspend or terminate the 2016 ESPP. However, our board of directors may not, without stockholder approval, (i) increase the number of shares issuable under the 2016 ESPP or (ii) change the designation of employees (or class of employees) eligible for participation in the 2016 ESPP.

U.S. Federal Tax Consequences

The following is a summary of the principal United States Federal income taxation consequences to ShoreTel and participants subject to U.S. taxation with respect to participation in the 2016 ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

The 2016 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Code Section 423. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the 2016 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two years after the beginning of the offering period in which the shares were acquired and more than one year after the actual purchase

ShoreTel, Inc. Proxy Statement 2016

date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the amount realized upon the sale of the shares (or the closing selling price of the shares on the disposition date, if no sale occurred) exceeded the purchase price paid for those shares or (ii) 15% of the closing selling price of the shares on the first day of the offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing selling price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing selling price of the shares on the first day of the offering period in which those shares were acquired.

Non-U.S. Income Tax Consequences

The income, social insurance and other taxation consequences to participants and ShoreTel (or its foreign subsidiaries) with respect to participation in the 2016 ESPP vary by country. Generally, participants are subject to taxation at the time of purchase. The employing foreign subsidiary may be entitled to a deduction in the tax year in which a participant recognizes taxable income, provided in most instances that the subsidiary reimburses us for the cost of the benefit conferred under the 2016 ESPP.

2016 ESPP Benefits

The benefits to be received by our executive officers, directors and employees as a result of the approval of the 2016 ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the 2016 ESPP for which stockholder approval is sought under this Proposal No. 4. Should such stockholder approval not be obtained, then the 2016 ESPP will not be implemented. Our employees will no longer be able to purchase shares in us at a discount in accordance with a standard employee stock purchase plan which may seriously and negatively impact our ability to attract and retain the talent we need to compete in our industry, and this could affect our long-term success and profitability.

The board of directors recommends a vote FOR the approval of the 2016 ESPP.

ShoreTel, Inc. Proxy Statement 2016

DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2016 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2016. Other than as set forth in the table and the narrative that follows it, during fiscal 2016 we did not pay any fees, grant any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)		Stock Awards(1)(3)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Marjorie Bowen(4)	—	—		—		—	—	—
Mark Bregman	$24,500	—		$139,510	(5)	—	—	$164,010
Kenneth Denman	30,000	—		151,210	(6)	—	—	181,210
Charles Kissner	43,250	—		162,010	(7)	—	—	205,260
Shane Robison	22,500	—		27,000	(8)	—	—	49,500
Constance Skidmore	26,250	—		141,610	(9)	—	—	167,860
Edward Thompson	30,000	—		146,110	(10)	—	—	176,110
Josef Vejvoda	36,750	$296,400	(11)	—		—	—	333,150
(1)	For the first and second fiscal quarters, all non-employee directors (except for Mr. Vejvoda) elected to receive shares of our common stock in lieu of a cash retainer. The non-employee directors electing to receive shares of our common stock in lieu of cash compensation received shares of our common stock having a value equal to 120% of the cash retainer payable for the year, instead of cash. See “— Cash Compensation” below. On February 11, 2016, the Board determined that non-employee directors electing to receive shares of our common stock in lieu of cash compensation would receive shares of our common stock having a value equal to 100% of the cash retainer payable for the calendar year beginning January 1, 2016, instead of cash. For the third and fourth fiscal quarters, all non-employee directors elected to receive cash retainers.

(2)	Under Accounting Standards Codification Topic 718 (ASC 718), we estimated the fair value of the option to purchase shares of our common stock described in footnote 6 of this table using the Black-Scholes option pricing model based on the following assumptions — Expected life: 5.13 years, Risk free interest rate: 1.59%, Volatility: 48%, and Dividend yield: 0% as we have not paid and, as of the date of grant, did not anticipate paying dividends in the foreseeable future. See Footnote 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

(3)	In fiscal 2016, each non-employee director, except Mr. Robison and Mr. Vejvoda, was granted 11,000 restricted stock units, which vest on November 2016, the one year anniversary of the date of grant (“Director RSUs”). The grant date fair value of each Director RSUs was $110,110. The award was an automatic annual grant made pursuant to our non-employee director compensation policy. On February 11, 2016, the board of directors determined to increase the Director RSU grant beginning in fiscal 2017 from 11,000 Restricted Stock Units annually to 13,500 Restricted Stock Units annually, with the same vesting schedule. Mr. Robison will receive Director RSUs on the date of the first annual stockholders meeting occurring after his first anniversary as a member of our board of directors, and on the date of each annual stockholders meeting thereafter. See “— Equity Awards” below.
(4)	Ms. Bowen was appointed to the board of directors in August 2016 and did not receive compensation in fiscal 2016. In connection with Ms. Bowen’s appointment to the board of directors, she was granted an initial option to purchase 40,000 shares of our common stock at an exercise price of $7.42 per share, the fair market value of our common stock on the date of grant. The option has a ten-year term and terminates three months following the date Ms. Bowen ceases to be a member of our board of directors, or 12 months afterwards if such cessation is due to death or disability. The shares of our common stock subject to the option will vest and become exercisable as to 1/48th of the shares of our common stock subject thereto each month after the grant date over four years. The

ShoreTel, Inc. Proxy Statement 2016

vesting of the shares of our common stock subject to the option will accelerate in full in the event of a change of control of ShoreTel. In addition, Ms. Bowen will receive 13,500 Director RSUs on the date of the first annual stockholders meeting occurring after her first anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. See “— Equity Awards” below.

(5)	In lieu of a cash retainer amount of $24,500, which multiplied by the 120% multiplier described in Footnote 1 equals $29,400, we paid Mr. Bregman 3,629 fully-vested shares of our common stock. See “— Cash Compensation” below.
(6)	In lieu of a cash retainer amount of $34,250, which multiplied by the 120% multiplier described in Footnote 1 equals $41,100, we paid Mr. Denman 5,073 fully-vested shares of our common stock. See “— Cash Compensation” below.
(7)	In lieu of a cash retainer amount of $43,250, which multiplied by the 120% multiplier described in Footnote 1 equals $51,900, we paid Mr. Kissner 6,406 fully-vested shares of our common stock. See “— Cash Compensation” below.
(8)	In lieu of a cash retainer amount of $22,500, which multiplied by the 120% multiplier described in Footnote 1 equals $27,000, we paid Mr. Robison 3,333 fully-vested shares of our common stock. See “— Cash Compensation” below.
(9)	In lieu of a cash retainer amount of $26,250, which multiplied by the 120% multiplier described in Footnote 1 equals $31,500, we paid Ms. Skidmore 3,888 fully-vested shares of our common stock. See “— Cash Compensation” below.
(10)	In lieu of a cash retainer amount of $30,000, which multiplied by the 120% multiplier described in Footnote 1 equals $36,000, we paid Mr. Thompson 4,444 fully-vested shares of our common stock. See “— Cash Compensation” below.
(11)	In connection with Mr. Vejvoda’s appointment to the board of directors, he was granted an initial option to purchase 40,000 shares of our common stock at an exercise price of $7.41 per share, the fair market value of our common stock on the date of grant. The option has a ten-year term and terminates three months following the date Mr. Vejvoda ceases to be a member of our board of directors, or 12 months afterwards if such cessation is due to death or disability. The shares of our common stock subject to the option will vest and become exercisable as to 1/48th of the shares of our common stock subject thereto each month after the grant date over four years. The vesting of the shares of our common stock subject to the option will accelerate in full in the event of a change of control of ShoreTel. In addition, Mr. Vejvoda will receive 13,500 Director RSUs on the date of the first annual stockholders meeting occurring after his first anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. See “— Equity Awards” below.

We compensate our non-employee directors with a combination of cash and equity.

Cash Compensation. Effective January 1, 2011, we implemented the following cash compensation program for our non-employee directors. Each non-employee director receives an annual retainer of $40,000. In addition, each non-employee director who is not a committee chair receives an annual retainer for each standing committee of our board of directors on which he or she serves equal to $4,000 for corporate governance and nominating committee service, $5,000 for compensation committee service, and $8,500 for audit committee service. The chairperson of our board of directors receives an annual retainer of $30,000 per year for service as chairperson of our board of directors. Each chair of a standing committee of the board of directors will receive an annual retainer of $8,000 for service as the corporate governance and nominating committee chair, $20,000 for service as the compensation committee chair, or $20,000 for service as the audit committee chair, for service in that capacity. Generally, annual retainers are paid in cash in quarterly installments at the end of each fiscal quarter.

In February 2008, the board of directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of shares of our common stock

ShoreTel, Inc. Proxy Statement 2016

in lieu of the current annual cash retainer. Non-employee directors making this election receive shares of our common stock having a value equal to 120% of the cash retainer. In February 2016, the board of directors approved a change to our non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of shares of our common stock in lieu of the current annual cash retainer having a value equal to 100% of the cash retainer. For those non-employee directors that elect to receive shares of our common stock in lieu of the cash retainer, they must so elect at the beginning of the particular calendar year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. All non-employee directors, except Mr. Vejvoda made this election through the second quarter of fiscal 2016. Effective the third quarter of fiscal 2016, all non-employee directors elected to receive their retainers in cash rather than common stock.

In general, we do not pay fees to our non-employee directors for attendance at meetings of our board of directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Our non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at board or committee meetings. In addition, we allow the members of our board of directors to use our ShoreTel phone systems in their homes at no cost.

Equity Awards. Each non-employee director who becomes a member of our board of directors will be granted an initial option to purchase 40,000 shares of our common stock upon appointment or election to our board of directors. Each option granted to a non-employee director will have a ten-year term and terminate three months following the date the director ceases to be a member of our board of directors, or 12 months afterwards if such cessation is due to death or disability. Each option grant vests and becomes exercisable as to 1/48th of the shares of our common stock subject to the option each month after the grant date over four years. The vesting of options granted to our non-employee directors will accelerate in full in the event of a change of control of ShoreTel. In addition, a new non-employee director will receive 13,500 restricted stock units on the date of the first annual stockholders meeting occurring after such new director’s first anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. Existing non-employee directors will receive 13,500 restricted stock units on the date of the annual stockholders meeting occurring after such director’s second anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. Non-employee directors are also eligible to receive discretionary awards under our 2015 Equity Incentive Plan.

ShoreTel, Inc. Proxy Statement 2016

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of August 23, 2016 by:

•	each of the named executive officers listed in the summary compensation table;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of August 23, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 67,622,224 shares of our common stock outstanding on August 23, 2016. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers

Donald Joos(1)	919,643	1.3
Michael E. Healy(1)	378,041		*
Eugenia Corrales(1)	64,264		*
Bharath Oruganti(1)(2)	175,648		*
David Petts(1)	418,422		*
Marjorie Bowen	—	—
Mark F. Bregman(1)	138,591		*
Kenneth D. Denman(1)	173,394		*
Charles D. Kissner(1)	140,848		*
Shane Robison(1)	23,045		*
Constance Skidmore(1)	53,094		*
Edward F. Thompson(1)	143,492		*
Josef Vejvoda(1)	10,000		*
All directors and executive officers as a group (15 persons)(3)	2,802,080	4.0

5% Stockholders

Park West Asset Management LLC(4)	6,066,913	9.0
RGM Capital, LLC(5)	5,444,211	8.1
Blackrock, Inc.(6)	4,167,386	6.2
*	Less than 1%
(1)	Includes beneficial ownership of shares of our common stock which are issuable upon exercise of

ShoreTel, Inc. Proxy Statement 2016

options that vest within 60 days of August 23, 2016, as follows: Mr. Joos 849,450; Mr. Healy 345,415; Ms. Corrales 58,333; Mr. Oruganti 134,353; Mr. Petts 363,124; Mr. Bregman 70,000; Mr. Denman 70,000; Mr. Kissner 11,667; Mr. Robison 16,666; Ms. Skidmore 26,666; Mr. Thompson 20,000; and Mr. Vejvoda 10,000.

(2)	Includes 3,750 shares of our common stock which are issuable upon settlement of Restricted Stock Units within 60 days of August 23, 2016.
(3)	Includes options to purchase 2,131,732 options and 5,512 Restricted Stock Units that vest within 60 days of August 23, 2016.
(4)	Based solely on a Schedule 13F-HR filed August 15, 2016. The address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.
(5)	Based solely on a Schedule 13G filed February 16, 2016. The address of RGM Capital is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109.
(6)	Based solely on a Schedule 13G filed January 27, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for our executive officers and directors were met during fiscal 2016 except that Mr. Jones was late in filing Form 4s with respect to a grant of restricted stock units and options in August 2015 and vesting of restricted stock units and options in August 2015.

ShoreTel, Inc. Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for fiscal 2016, and the most important factors relevant to an analysis of these policies and practices. It also provides quantitative and qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as our “Named Executive Officers”:

•	Don Joos, our President and Chief Executive Officer (our “CEO”);
•	Michael E. Healy, our Senior Vice President and Chief Financial Officer (our “CFO”);
•	Eugenia Corrales, our Senior Vice President of Product;*
•	Bharath Oruganti, our Senior Vice President of Services and Operations; and
•	David Petts, our Senior Vice President of Worldwide Sales
*	Effective July 28, 2015, Ms. Corrales was appointed as our Senior Vice President of Product.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers during fiscal 2016.

Executive Summary

Business Highlights for Fiscal 2016

Over the last three years, we have executed a transformation to become a growing cloud-based solutions company with a recurring revenue model. In early fiscal 2016 we started rolling out ShoreTel Connect and outlined five catalysts which will drive hosted revenue growth at an accelerated pace. Our execution throughout the year, including the completion of two acquisitions, has created a more competitive position from which to capture growth opportunities with our cloud-based solutions. In fiscal 2016 we also continued to produce strong financial results including achieving 20 percent annual growth in hosted revenue, continued non-GAAP profitability and an improved balance sheet.

Financial Performance

•	Total Revenues for fiscal 2016 were $360.3 million, up slightly compared to fiscal 2015.
•	Hosted Revenues for fiscal 2016 were $126.7 million, a 20% increase over hosted revenue of $105.4 million in fiscal 2015.
•	Fiscal 2016 GAAP operating loss was $2.1 million compared to a loss of $2.0 million in fiscal 2015.
•	Fiscal 2016 non-GAAP operating income was $15.9 million, compared to $23.7 million in fiscal 2015 (see Appendix B for a reconciliation of these non-GAAP financial measures to results reported under GAAP).
•	Cash flows from operating activities in fiscal 2016 were $35.1 million. Cash, cash equivalents and short-term investments were $108.2 million at June 30, 2016.

ShoreTel, Inc. Proxy Statement 2016

*	See Appendix B for a reconciliation of these Non-GAAP financial measure to results reported under GAAP.

ShoreTel, Inc. Proxy Statement 2016

Strategic Performance

•	Started the rollout of ShoreTel Connect, our integrated offering based on a single software code and user experience. ShoreTel Connect is now available to be deployed in cloud, onsite and hybrid environments to offer customers increased choice and flexibility.
•	Launched our premise-to-cloud migration program to monetize our premise installed base and drive hosted revenue growth.
•	Expanded the geographic footprint of our cloud offering into Europe, Asia and Canada to better service our local and multinational customers.
•	Introduced ShoreTel Summit, our CPaaS offering, enabling customers to integrate their communications into an existing workflow or application.
•	Completed two acquisitions to expand our geographic footprint and enhance our technological capabilities.

Fiscal 2016 Compensation Highlights

Consistent with these strong results, the Compensation Committee determined that our Named Executive Officers had earned cash bonuses, equity awards and, in some cases, base salary increases, in recognition of company and individual performance, as further discussed in this Compensation Discussion and Analysis section. In summary, the Compensation Committee determined as follows (see “Executive Compensation – Fiscal 2016 Summary Compensation Table” for further details):

Fiscal 2016 Named Executive Officer Summary Cash Bonus and Equity Awards

In fiscal 2016, we paid the following cash bonuses and sales incentive payments (Mr. Petts) and made the following equity awards to our Named Executive Officers:

	Cash Bonus for FY2016(1)	Grant of Restricted Stock Units(1)	Grant of Stock Options(1)
Mr. Joos	$462,000	60,000	200,000
Mr. Healy	181,560	25,000	85,000
Ms. Corrales	155,969	30,000	200,000
Mr. Oruganti	142,713	25,000	85,000
Mr. Petts	304,544	25,000	85,000
(1)	For footnotes, see “Proxy Summary- Fiscal 2016 Named Executive Officer Summary Non-Equity Incentive Plan Compensation and Equity Awards.”

Pay-for-Performance Assessment

Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, is designed to ensure that a substantial portion of the compensation for our executive officers, including our Named Executive Officers is contingent on our ability to meet and exceed our annual and long-term financial and operational objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to a “pay-for-performance” compensation philosophy is reflected in the following aspects of our executive compensation program:

•	A significant portion of our executive officers’ target total cash compensation opportunity is performance-based. For fiscal 2016, approximately 50% of the target total cash compensation opportunities of our CEO and Mr. Petts, and approximately 33%, on average, of the target total cash compensation opportunities of our other Named Executive Officers was contingent on our

ShoreTel, Inc. Proxy Statement 2016

executive team meeting and exceeding the objectives of our annual operating plan. For fiscal 2016, the cash bonus earned by our Named Executive Officers (other than Mr. Petts) was approximately105% of their target total cash bonus opportunity (for Mr. Petts the payment was approximately 98% of his target total cash bonus opportunity).

•	A significant portion of our executive officers’ target total direct compensation is provided in the form of stock options to purchase shares of our common stock. We consider these equity awards to be performance-based because they require the market price of our common stock to increase over time for our executive officers to realize any value from these awards. When our stock price does not grow, our executive officers realize little, if any, value from their awards. We believe this is appropriate because our stockholders also will not have benefited significantly from owning our common stock. For fiscal 2016, approximately 38% of the target total direct compensation opportunity of our CEO, and approximately 23%, on average, of the target total direct compensation opportunities of our other Named Executive Officers were granted in the form of stock options. For fiscal 2016, the grant date fair value of these stock options ranged from $641,640 for our CEO to $354,018, on average, for our other Named Executive Officers.
•	While we strive to offer fully-competitive target total direct compensation opportunities for each of our executive officers to recognize the experience, industry expertise, and leadership that he or she brings to us, the actual amounts “realized” by each executive officer from his or her compensation package is highly dependent on the ability of our executive team to achieve financial results and meet key operational milestones over an extended period of time and can be adjusted by our CEO (except in the case of Mr. Petts) based on the executive officer’s individual performance as assessed against his or her management objectives.
•	The Compensation Committee monitors our executive compensation program and updates and refines our executive compensation policies and practices as appropriate to enhance our compensation philosophy.

Executive Compensation Policies and Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2016:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
•	Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2016 compensation review and analysis. This consultant performed no consulting or other services for us in fiscal 2016.
•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on us.
•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests, including the following:
•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as short-term and long-term incentives to align the interests of our executive officers and stockholders.

ShoreTel, Inc. Proxy Statement 2016

•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers;
•	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers;
•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;
•	No Special Health or Welfare Benefit Plans. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. Our CEO is entitled in his employment agreement to an annual physical, the cost of which is paid by us. The cost was $3,800 in fiscal 2016;
•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);
•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;
•	Hedging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging our securities; and
•	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

Fiscal 2015 Stockholder Advisory Vote on Named Executive Officer Compensation

At our Fiscal 2015 Annual Meeting of Stockholders, we submitted an advisory vote proposal on the compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote) for the consideration of our stockholders. Our stockholders approved the compensation of our Named Executive Officers with approximately 96% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our Named Executive Officers. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers.

At our Fiscal 2011 Annual Meeting of Stockholders, we submitted a proposal on the frequency of future stockholder advisory votes regarding the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). An annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our board of directors determined that we will hold our Say-on-Pay votes on an annual basis. At the present time, we expect to hold the next Say-When-on-Pay vote at our fiscal 2017 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Objectives

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive

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officers, including our Named Executive Officers, lead our largest functions, they have the ability to directly influence overall Company performance and, as a result, have a greater portion of their target total direct compensation opportunity tied to short-term and long-term incentives than most other employees. Further, we seek to align the interests of our executive officers and stockholders to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various equity compensation plans. Currently, the Compensation Committee consists of Mark Bregman, Kenneth Denman (chairperson), Shane Robison and Josef Vejvoda. Each member of the Compensation Committee is (i) an “independent” director under the rules of the Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Code, and (iii) a “non-employee” director within the meaning of Exchange Act Rule 16b-3. The Compensation Committee has adopted a written charter approved by our board of directors, which is available on our website at www.shoretel.com under “About ShoreTel” – “Investor Relations” — “Corporate Governance/Leadership.”

The Compensation Committee reviews and approves the various elements of our executive officers’ compensation packages (other than for our CEO), as well as any employment arrangements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our Named Executive Officers (other than our CEO), is consistent with our executive compensation philosophy and objectives.

With respect to our CEO, the Compensation Committee formulates and recommends the form and amount of his compensation to the independent members of our board of directors. The independent members of our board of directors then approve the form and amount of our CEO’s compensation.

Role of Management

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. The Vice President of Human Resources regularly participated in meetings of the Compensation Committee during fiscal 2016. In addition, our General Counsel also regularly attended meetings of the Compensation Committee to provide support and assistance with respect to the legal implications of our compensation decisions.

Our CEO and CFO also regularly participate in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO provided recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers, including the other Named Executive Officers, and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.

The Compensation Committee has delegated to a subcommittee consisting of our CEO and CFO the authority to approve cash awards and grant equity awards to non-executive officer employees within certain guidelines. For additional information on this delegation of authority, see “Other Compensation Policies — Equity Award Grant Policy” below.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2016, the Compensation Committee engaged Compensia, Inc.,

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a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia regularly attended meetings of the Compensation Committee, responded to committee members’ inquiries, and provided its analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2016 were as follows:

•	Assisted in the review and updating of our compensation peer group;
•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•	Provided advice with respect to compensation best practices and market trends for executive officers and directors;
•	Assisted with the design of the short-term and long-term incentive compensation plans for our executive officers;
•	Assessed our compensation-related risk profile and reported on this assessment;
•	Analyzed the director compensation levels and practices of the companies in our compensation peer group; and
•	Provided ad hoc advice and support throughout the fiscal year.

Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of The Nasdaq Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

During fiscal 2016, the Compensation Committee used the following compensation peer group which was developed with the assistance of Compensia based on an evaluation of companies that it believed were comparable to us with respect to operations, revenue level, industry segment, and market conditions, as a reference source in its executive compensation deliberations:

8X8	ADTRAN	Broadsoft
CalAmp	Calix	Emulex
Extreme Networks	inContact	Infinera
Infoblox	Inteliquent	Interactive Intelligence
Internap Network Services	Ixia	Limelight Networks
Live Person	LogMeIn	Oplink Communications
Premiere Global Services	RingCentral
Sonus Networks	VASCO Data Security

The companies in our compensation peer group were U.S.-based companies involved in the networking, telecommunications, and cloud-based industries, and, therefore, were representative of the companies with which we compete for executive talent. In addition, these companies had a similar revenue level (generally, 0.4x to 1.9x our revenue level) and market capitalization (generally, 0.6x to 3.4x our market capitalization). Compensation peer group comparison data were collected from publicly-available information contained in the SEC filings of the peer group companies, as well as from the Radford Global Technology Survey. The Compensation Committee uses the Radford survey as a source of market data and other information related to trends and competitive practices in executive compensation.

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Compensation Elements

Our executive officers, including our Named Executive Officers, are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy
Base Salary	Market data and scope of executive officer’s role and responsibilities	Attract and retain experienced executive officers	Reflect scope of duties and responsibilities

Annual Cash Bonuses	Based on achieving corporate objectives consistent with annual operating plan	Motivate executive officers to achieve corporate objectives	Reflect scope of duties and responsibilities

	Cash bonuses are subject to adjustment based on individual performance during the performance period	Tie a substantial portion of target cash compensation opportunity to achievement of corporate objectives and individual performance	Substantial portion of cash compensation opportunity based on short-term Company performance

Long-Term Incentive Compensation	Market data, scope of executive officer’s duties and responsibilities, and value of existing equity awards	Attract and retain experienced executive officers	Long-term incentive compensation emphasized over base salaries

		Align interests of executive officers and stockholders	Significant portion of executive compensation tied to stockholder value creation

Base Salary

In May 2016, the Compensation Committee reviewed the base salary of each of our executive officers, including our Named Executive Officers, and compared their base salaries to those of the executives holding comparable positions at the companies in the compensation peer group. As a result of this comparison and its assessment of our fiscal 2016 performance, the Compensation Committee determined to adjust the base salaries for our Named Executive Officers effective July 1, 2016 as follows:

Named Executive Officer	Base Salary effective July 1, 2016	Base Salary prior to July 1, 2016	Percentage Increase
Mr. Joos	$500,000	$440,000	13.6%
Mr. Healy	$358,000	$340,000	5.3%
Ms. Corrales(1)	$320,000	$310,000	3.2%
Mr. Oruganti	$295,000	$285,000	3.5%
Mr. Petts	$315,000	$310,000	1.6%
(1)	We appointed Eugenia Corrales as our Senior Vice President of Product on July 28, 2015.

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As a result of his adjustment, Mr. Joos’ base salary (during the third year of his tenure as our CEO) will approximate the 50th percentile of the competitive market. The base salaries of our Named Executive Officers for fiscal 2016 are set forth in the “Fiscal 2016 Summary Compensation Table” in “Executive Compensation” below.

Annual Cash Bonuses

We use annual cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute approximately one-third of the target total direct compensation opportunity of our executive officers.

Typically, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our corporate and their individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual financial objectives and below-target bonuses when we do not achieve these objectives.

In August 2015, the Compensation Committee determined to award cash bonuses to our executive officers, including our Named Executive officers, pursuant to the cash bonus plan for fiscal 2016 (the “Fiscal 2016 Bonus Plan”). The Fiscal 2016 Bonus Plan provided for an “advance” feature at the end of the first half of fiscal 2016, subject to an ultimate adjustment and reconciliation at the end of the fiscal year.

Target Cash Bonus Opportunities

The target cash bonus opportunity for each of our Named Executive Officers, other than Mr. Petts (who participated in a separate sales incentive plan), under the Fiscal 2016 Bonus Plan was expressed as a percentage of base salary, with a threshold cash bonus opportunity equal to 50% of the target bonus opportunity and a maximum cash bonus opportunity equal to 150% of the target bonus opportunity, as follows:

Named Executive Officer	Threshold Award (as a percentage of base salary)	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Mr. Joos	50%	100%	150%
Mr. Healy	25%	50%	75%
Ms. Corrales	25%	50%	75%
Mr. Oruganti	25%	50%	75%

Corporate Performance Measures

The Fiscal 2016 Bonus Plan was designed to reward our participating Named Executive Officers for their performance as measured in the following specific areas:

•	total revenue achievement;
•	hosted revenue achievement;
•	non-GAAP operating margin percentage; and
•	net promoter score (a customer satisfaction measure used in various industries).

For purposes of the Fiscal 2016 Bonus Plan, “non-GAAP operating margin percentage” excludes certain stock-based compensation expense, amortization of acquisition-based intangibles which are non-cash charges, and other items that management does not consider core to its operations.

The corporate performance measures selected by the Compensation Committee for the Fiscal 2016 Bonus Plan reflected its belief that, as a “growth company,” our executive officers should be rewarded for revenue and hosted revenue growth, but only if that growth was achieved in accordance with our non-GAAP profitability plan. The “net promoter score” is a key objective of the Company, given that

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customer experience remains a differentiator for us. The Compensation Committee considered the selected performance measures to be the best indicators of financial success and stockholder value creation.

For our participating Named Executive Officers, the corporate performance measures, their respective weighting, and the threshold and maximum target levels used to determine their cash bonuses are set forth below.

Each participating Named Executive Officer’s bonus earned for fiscal 2016 was based on the performance criteria set forth below, while the Fiscal 2016 Bonus Plan also included an opportunity to earn up to approximately half of the target award after the first six months of the fiscal year if performance was tracking at an above-target level. The Fiscal 2016 Bonus Plan includes a “true-up” feature to ensure that above-target awards were not earned for performance during the first six months that was not sustained through the full fiscal year.

Corporate Performance Measure	Weighting	Payment Threshold/ Maximum
Total Revenue	35%	50%	150%
Hosted Revenue	35%	50%	150%
Non-GAAP operating margin percentage	30%	50%	150%
Net Promoter Score	+/- 10%	NA	NA

For purposes of the Fiscal 2016 Bonus Plan, achievement of the threshold total revenue, hosted revenue, and non-GAAP operating margin percentage would yield a 50% payment with respect to each of those respective performance measures, and achievement of the maximum total revenue, hosted revenue, and non-GAAP operating margin percentage would yield a 150% payment with respect to each of those respective performance measures. Payouts were interpolated for actual performance within this range.

The Fiscal 2016 Bonus Plan also included a net promoter score multiplier which could increase or reduce the bonus payment by 10% based on the results of customer surveys. If the net promoter score was in a certain range, the multiplier would have no impact on bonus payments.

Our performance against each of the corporate performance measures was used to determine the size of the bonus pool under the Fiscal 2016 Bonus Plan. The bonus pool was equal to the product of (a) a percentage determined under the Fiscal 2016 Bonus Plan, based on the extent to which the performance measures for the performance period were achieved, multiplied by (b) a dollar amount equal to 100% for our CEO, or 50% for our CFO, Ms. Corrales and Mr. Oruganti, multiplied by each executive officer’s pro-rated annual base salary.

Individual Performance Assessment

Each Named Executive Officer’s individual performance was evaluated by the Compensation Committee and his or her tentative cash bonus payment for each six-month performance period was subject to adjustment based on the Compensation Committee’s assessment of such performance. Prior to such evaluation, our CEO provided the Compensation Committee with an assessment of each Named Executive Officer’s performance other than himself for each six-month period. Our CEO conducts a retroactive review of the accomplishments of each Named Executive Officer and the outcomes in their areas of responsibility at the end of the fiscal year and makes recommendations to the Compensation Committee accordingly.

For fiscal 2016, the maximum cash bonus payment for any Named Executive Officer under the Fiscal 2016 Bonus Plan was 150% of his or her target cash bonus opportunity, although total payments under the Fiscal 2016 Bonus Plan cannot exceed the amount of the Fiscal 2016 bonus pool.

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Fiscal 2016 Cash Bonus Performance Achievement Levels and Decisions

The target levels for the corporate performance measures for fiscal 2016 under the Fiscal 2016 Bonus Plan, and our actual performance for fiscal 2016 against those measures, were as follows:

Corporate Performance Measure	Target Performance Level	Actual Achievement	Performance Attainment	Payment Percentage
Revenue	$375,861,000	$360,284,000	96%	30%
Hosted Revenue	$132,592,000	$126,670,000	96%	30%
Non-GAAP operating margin percentage	2.9%	4.4%	152%	45%

For fiscal 2016:

•	we achieved a revenue level that was equal to 96% of our annual operating plan, which, based on a 35% weighting factor, yielded a 30% payment of the revenue performance measure;
•	we achieved hosted revenue that was equal to 96% of our annual operating plan, which, based on a 35% weighting factor, yielded a 30% payment of the hosted revenue performance measure;
•	we achieved a non-GAAP operating margin level that was equal to 152% of our annual operating plan, which, based on a 30% weighting factor, yielded a 45% payment of the non-GAAP operating margin performance measure; and
•	we achieved a net promoter score in the neutral range of the measure which therefore had neither a positive nor a negative effect on the bonus payment.

We achieved approximately 105% of the target level for the Fiscal 2016 Bonus Plan performance measures. Consequently, the actual cash bonuses paid to our Named Executive Officers under the Fiscal 2016 Bonus Plan, after applying the CEO’s / board of directors’ performance ratings, were as follows:

Named Executive Officer	Cash Bonus Payments for the First Half of Fiscal 2016	Cash Bonus Payments for the Second Half of Fiscal 2016	Total Cash Bonus Payments for Fiscal 2016
Mr. Joos	$178,200	$283,800	$462,000
Mr. Healy	79,560	102,000	181,560
Ms. Corrales	58,125	97,844	155,969
Mr. Oruganti	57,713	85,000	142,713

Incentive Sales Arrangements for Mr. Petts

As our Senior Vice President of Worldwide Sales, during fiscal 2016 Mr. Petts participated in our fiscal 2016 Sales Incentive Plan. Under this plan, Mr. Petts was eligible to receive an incentive with an annual bonus target of $310,000 (payable monthly and adjusted based on a fiscal quarterly quota) based on our performance as measured and weighted against the following financial measures. For fiscal 2016, the financial measures were:

•	Total Revenue – weighted 40%. Pursuant to this component of his individual incentive plan, Mr. Petts was eligible to receive an 80% payout if we achieved 80% of our annual revenue target and 800% payout if we achieved 200% of our annual revenue target, with payouts interpolated for actual performance within this range, and no maximum payout cap.
•	Cloud Bookings – weighted 50%. Pursuant to this component of his individual sales incentive plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our annual cloud bookings growth percentage target and 800% payout if we achieved 200% of our annual cloud bookings growth percentage target, with payouts interpolated for actual performance within this range, and no maximum payout cap.
•	Operating margin percentage – weighted 10%. Pursuant to this component of his individual incentive plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our annual gross margin percentage target and 150% payout if we achieved 150% of our annual gross margin percentage target, with payouts interpolated for actual performance within this range, with a maximum payout cap of 150% on this element.

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•	Net promoter score multiplier which could increase or reduce the incentive payment by 10% based on the results of customer surveys. In addition, if the net promoter score was in a certain range, the multiplier would have no impact on bonus payments.

Following the end of fiscal 2016, the Compensation Committee determined that Mr. Petts had earned an incentive in the amount of $304,544 which equaled approximately 98% of his total incentive opportunity for the year, as follows:

Performance Measure	Portion of Incentive Plan Attributable to Performance Measure	Actual Incentive Payable with Respect to Performance Measure	Percentage of Incentive Paid in Relation to Incentive Plan
Total Revenue	$124,000	$118,880	96%
Operating Margin Percentage	$31,000	$46,500	150%
Cloud Bookings Growth percentage	$155,000	$139,164	90%
Net Promotor Score	+ or -$31,000	$0	0%

Long-Term Incentive Compensation

Our long-term incentive compensation consists of equity awards in the form of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to ensure that our executive officers, including our Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meets our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

In determining the size of the long-term incentive compensation awards for our executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, market data concerning comparative share ownership levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO.

The equity awards granted to our Named Executive Officers during fiscal 2016 are set forth in the “Summary Compensation Table” and the “Fiscal 2016 Grants of Plan-Based Awards During the Fiscal Year Table” below.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We match contributions made to the plan by our employees on a dollar for dollar basis up to a maximum amount of $1,500 per annum, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and

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retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We had entered into a written employment agreement with Mr. Joos, our President and CEO, as described further in “Agreement with Mr. Joos” below. We also have extended written employment offer letters to our other executive officers. Each of these arrangements was approved on our behalf by our board of directors or the Compensation Committee, as applicable. We believe that these employment arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provided for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an equity award in the form of a stock option to purchase shares of our common stock.

Agreement with Mr. Joos

We entered into an Executive Employment Agreement with Mr. Joos that provides for his general employment terms effective August 12, 2013, including certain compensation provisions described below, and specified termination benefits in the event of a termination of employment without cause upon a change of control of us or a termination of employment without cause in absence of a change of control.

Salary and Bonus. Pursuant to the Executive Employment Agreement, Mr. Joos received an annual base salary of $385,000, less applicable withholding taxes, which is reviewed annually by the compensation committee with changes thereto being subject to the definition of Good Reason. Mr. Joos’ annual base salary as of June 30, 2016 was $440,000. Mr. Joos is eligible to receive an annual performance-based incentive bonus based on criteria established by our board of directors equal to 100% of Mr. Joos’ then-current base salary. Such target bonus may be increased at the discretion of the board of directors to a maximum of 150% of his then current base salary based on achievement of performance objectives determined by our board of directors.

Additional Benefits. We also pay for an annual physical for Mr. Joos.

Equity Awards. Mr. Joos was granted an option to purchase 460,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The option vests as to 25% of the shares subject thereto on the first anniversary of the grant date, with 1/48th of the shares subject to the options vesting on a monthly basis thereafter. The vesting of the options accelerates as described below.

Termination of Employment in Absence of a Change of Control. In the event of a termination of employment in the absence of a change of control and upon his execution of a binding release agreement within 21 days following his termination of service and resignation from our board of directors, Mr. Joos will be entitled to receive (in addition to any accrued benefits): (1) a lump sum payment in an amount equal to 18 months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for up to 18 months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to his timely election of COBRA coverage and only for so

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long as Mr. Joos is not covered by another group health plan, (3) a lump sum amount equal to his then-current target bonus, less any previously-paid advances on such bonus, prorated for the number of days of his service for such year, provided that if such termination were to occur in the second half of the fiscal year, the first half incentive plan funded percentage would be used and a performance rating factor of 1.0 in calculating the amount owed would be used, and (4) accelerated vesting of his outstanding and unvested option awards as if he had provided an additional six months of service following the date when he ceased providing services to us.

Termination of Employment Upon a Change of Control. In the event of a termination of employment in connection with a change of control and upon his execution of a binding release agreement within 21 days following his termination of service and resignation from our board of directors, Mr. Joos will be entitled to receive (in addition to any accrued benefits): (1) a lump sum payment in an amount equal to 24 months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA, subject to his timely election of COBRA coverage and only for so long as he is not covered by another group health plan; (3) a lump sum payment in an amount equal to 150% of his then-current target bonus, less applicable withholding taxes and (4) full acceleration of all of his equity awards. Mr. Joos is required to provide reasonable part-time transition services to us (or any successor) following a termination of employment without cause upon a change of control for a three month period in order to receive these benefits.

Post-Employment Compensation Arrangements

We have entered into written retention incentive agreements with each of our executive officers, including each of our Named Executive Officers other than Mr. Joos (whose employment agreement contains the relevant terms), which provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of us.

We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of us, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our Named Executive Officers, with consistent treatment that is competitive with current market practices.

For a detailed description of the post-employment compensation arrangements of our Named Executive Officers, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Policy

Currently, we do not have equity security ownership guidelines or requirements for our executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Derivatives Trading and Hedging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

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Equity Award Grant Policy

Equity awards for newly-hired executive officers are typically made on the date that he or she commences employment. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates.

The Compensation Committee has delegated to a subcommittee consisting of our CEO and CFO the authority to approve cash awards and grant equity awards to non-executive officer employees, subject to the following guidelines:

•	Awards can only be granted to employees who are neither executive staff members reporting directly to our CEO, Section 16 officers, nor members of our board of directors.
•	Awards may be made for new hire grants subject to the further restrictions described below.
•	Awards may be made for promotions.
•	Awards may be made in special circumstances, such as for outstanding performance or for retention purposes.
•	Awards may be made in connection with our annual “refresh” grants subject to the further restrictions described below.
•	Awards outside the pre-approved ranges of the award grant guidelines approved by the Compensation Committee on an annual basis must be reported to the Compensation Committee.

Non-executive officer new hire grants and annual “refresh” grants may be granted outside of the pre-approved ranges in the award grant guidelines approved by the Compensation Committee so long as (a) the total of such awards granted are within the limits of the annual pool or budget previously approved by the Compensation Committee, and (b) the subcommittee reports to the Compensation Committee any such award that deviate from the award grant guidelines.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

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Nonqualified Deferred Compensation

The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2016 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving our various compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs for our executive officers:

•	Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentives, and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.
•	Multiple Performance Measures – Our incentive compensation plans use multiple company-wide measures and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company.
•	The executive incentive plan is dependent on multiple performance measures including total revenue, hosted revenue, non-GAAP operating profit percentage and a customer satisfaction rating. The plan does not pay out unless certain financial measure target levels are met.
•	The long-term incentives are equity-based, with four-year vesting for most equity grants to complement our annual cash based incentives.
•	Capped Incentive Awards – With the exception of Mr. Petts, awards under the executive incentive plan are capped at 150% of the target award level. As noted above in “Compensation Discussion and Analysis — Incentive Sales Arrangements for Mr. Petts,” there are components of Mr. Petts’ individual incentive plan which have no maximum payout cap.

Additionally, the Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, the Compensation

ShoreTel, Inc. Proxy Statement 2016

Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. In making this evaluation, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by its compensation consultant, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and our board of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Kenneth Denman (Chair)
Mark Bregman
Shane Robison
Josef Vejvoda

The foregoing report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

ShoreTel, Inc. Proxy Statement 2016

EXECUTIVE COMPENSATION

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2016 paid to or earned by our Named Executive Officers.

Fiscal 2016 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(1)		Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Donald Joos	2016	$440,000		—	$441,000	$641,640	$462,000	$12,391	(4)	$1,997,031
President and Chief	2015	440,000		—	528,800	$755,686	$333,300	$153,668	(5)	$2,211,454
Executive Officer	2014	373,466		—	—	1,142,824	427,054	66,000	(6)	$2,009,344

Michael E. Healy	2016	340,000		—	183,750	272,697	181,560	1,500	(7)	979,507
Chief Financial	2015	328,000		—	165,250	253,887	133,346	—		880,483
Officer	2014	306,667		—	111,000	127,965	191,063	—		736,695

Eugenia Corrales(8)	2016	288,472			205,500	597,980	155,969	1,500	(7)	1,249,421
SVP of Product

Bharath Oruganti	2016	285,000		—	183,750	272,697	142,713	1,500	(7)	885,660
SVP Services &	2015	258,750		—	165,250	149,345	107,768	—		681,113
Operations	2014	228,000		—	195,360	129,245	130,141	—		682,746

David Petts	2016	614,544	(9)	—	183,750	272,697	—	9,673	(10)	1,080,664
SVP of Worldwide	2015	559,408	(11)	—	165,250	268,821	—	—		993,479
Sales	2014	640,879	(12)	—	111,000	127,965	__	__		879,844
(1)	The amounts in this column include payments by us in respect of sales incentive payments, accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.
(2)	Represents the aggregate grant date fair value under ASC 718. In fiscal 2016 we estimated the grant date fair value of stock option awards using the Black-Scholes option pricing model with the following assumptions — Expected life: 5.13 years, Risk free interest rate: 1.59%, Volatility: 48%, and Dividend yield: 0%. In fiscal 2015 we estimated the grant date fair value of stock option awards using the Black-Scholes option pricing model with the following assumptions — Expected life: 5.04 - 5.09 years, Risk free interest rate: 1.45 - 1.70%, Volatility: 49 - 50%, and Dividend yield: 0%. In fiscal 2014 we estimated the grant date fair value of stock option awards using the Black-Scholes option pricing model with the following assumptions — Expected life: 4.98-5.44 years, Risk free interest rate: 1.44-1.66%, Volatility: 51-66%, and Dividend yield: 0%.
(3)	Except as otherwise noted below, all non-equity incentive plan compensation was paid pursuant to a bonus incentive plan. For a description of this plan, see “Compensation Discussion and Analysis — Annual Cash Bonuses.”
(4)	Consists of $7,091 in imputed income from attending a sales incentive award trip, $3,800 cost of annual physical and $1,500 of Company matching of 401(k) plan contributions.
(5)	Consists of a $6,000 per month stipend for Mr. Joos’ business travel between Austin, Texas and our headquarters and for temporary living expenses for 6 months during fiscal 2015, $9,351 of relocation expense, $100,000 of Mr. Joos’ second half fiscal 2014 cash bonus, $2,000 cost of annual physical and $6,317 in imputed income from attending a sales incentive award trip.
(6)	Consists of a $6,000 per month stipend for Mr. Joos’ business travel between Austin, Texas and our headquarters and for temporary living expenses beginning on his appointment as President and CEO.

ShoreTel, Inc. Proxy Statement 2016

(7)	Consists of Company matching of 401(k) plan contributions.
(8)	Ms. Corrales became our Senior Vice President of Product on July 28, 2015.
(9)	Includes $304,544 in incentive payments.
(10)	Includes $8,173 in imputed income from attending a sales incentive award trip and $1,500 in Company matching of 401(k) contributions.
(11)	Includes $259,408 in incentive payments.
(12)	Includes $340,879 in incentive payments.

Grants of Plan-Based Awards During the Fiscal Year

The following table provides information with regard to grants of plan-based awards to each Named Executive Officer during our fiscal year ended June 30, 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)($)	Grant Date Fair Value of Stock Awards(6)
Name	Grant Date	Target($)	Maximum($)
Donald Joos	8/21/2015	—	—	200,000	(4)	$7.35	$641,640
	8/21/2015	—	—	60,000	(5)	—	441,000
	—	$440,000	$660,000	—		—	—

Michael Healy	8/21/2015	—	—	85,000	(4)	7.35	272,697
	8/21/2015	—	—	25,000	(5)	—	183,750
	—	170,000	255,000	—		—	—

Eugenia	7/28/2015	—	—	200,000	(4)	6.85	597,980
Corrales	7/28/2015	—	—	30,000	(5)	—	205,500
		144,236	216,354

Bharath Oruganti	8/21/2015	—	—	85,000	(4)	7.35	272,697
	8/21/2015	—	—	25,000	(5)	—	183,750
	—	142,500	213,750	—		—	—

David Petts	8/21/2015	—	—	85,000	(4)	7.35	272,697
	8/21/2015	—	—	25,000	(5)	—	183,750
(1)	The amounts reported in these columns represent the annual bonuses payable pursuant to ShoreTel bonus plans for fiscal 2016. For a description of these plans, see “Compensation Discussion and Analysis — Annual Cash Bonuses.”
(2)	Each award was granted pursuant to our 2007 Equity Incentive Plan.
(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on grant date.
(4)	A stock option that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 1/48 of the shares each month over the next three years thereafter.
(5)	A restricted stock unit that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 25% of the shares each anniversary of the grant date over the next three years thereafter.
(6)	Represents the grant date fair value under ASC 718, we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 5.13 years, Risk free interest rate: 1.59%, Volatility: 48%, and Dividend yield: 0%;. See Footnote 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

ShoreTel, Inc. Proxy Statement 2016

Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination of employment following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at June 30, 2016

The following table presents the outstanding stock options and restricted stock unit awards held as of June 30, 2016 by each Named Executive Officer:

	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date	Stock Awards - Shares of Units of Stock That Have Not Vested		Stock Awards – Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Name	Exercisable	Unexercisable
Donald Joos	—	200,000	(4)	$7.35	8/21/2025	—		—
	115,958	137,042	(4)	6.61	8/15/2024	—		—
	325,833	134,167	(4)	4.31	8/12/2023	—		—
	30,000	30,000	(5)	4.14	8/24/2022	—		—
	57,500	2,500	(4)	4.14	8/24/2022	—		—
	200,000	—	(6)	8.79	4/12/2021	—		—
	—	—		—	—	60,000	(7)	$401,400
	—	—		—	—	60,000	(8)	401,400
	—	—		—	—	6,024	(9)	40,301
Michael Healy	—	85,000	(4)	7.35	8/21/2025	—		—
	38,958	46,042	(4)	6.61	8/15/2024	—		—
	35,416	14,584	(4)	4.44	8/15/2023	—		—
	30,000	30,000	(5)	4.14	8/24/2022	—		—
	55,000	—	(6)	8.02	8/15/2021	—		—
	50,000	—	(6)	4.55	8/17/2020	—		—
	100,000	—	(6)	5.08	5/6/2018	—		—
	—	—		—	—	25,000	(7)	167,250
	—	—		—	—	18,750	(8)	125,438
	—	—		—	—	12,500	(10)	83,625
Eugenia Corrales	—	200,000	(4)	6.85	7/28/2025	—		—
	—	—		—		30,000	(7)	200,700
Bharath Oruganti	—	85,000	(4)	7.35	8/21/2025	—		—
	22,916	27,084	(4)	6.61	8/15/2024	—		—
	35,770	14,730	(4)	4.44	8/15/2023	—		—
	28,125	1,875	(4)	4.02	9/11/2022	—		—
	12,500	—	(6)	6.73	11/14/2021	—		—
	—	—		—	—	25,000	(7)	167,250
	—	—		—	—	18,750	(8)	125,438
	—	—		—	—	22,000	(10)	147,180
	—	—		—	—	3,750	(11)	25,088
David Petts	—	85,000	(4)	7.35	8/15/2025	—		—
	41,250	48,750	(4)	6.61	8/15/2024	—		—
	35,416	14,584	(4)	4.44	8/15/2023	—		—
	244,791	5,209	(4)	4.31	7/9/2022	—		—
	—	—		—	—	25,000	(7)	167,250
	—	—		—	—	18,750	(8)	125,438
	—	—		—	—	12,500	(10)	83,625

ShoreTel, Inc. Proxy Statement 2016

(1)	Each stock option was granted pursuant to our 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 7 or 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”
(2)	Represents the closing price of our common stock on the date of grant.
(3)	Market value of shares or units of stock that have not vested is computed by multiplying $6.69, closing price on The NASDAQ Stock Market of our common stock on June 30, 2016, by the number of shares or units.
(4)	Represents shares subject to an outstanding stock option. The option vests at the rate of 25% a year on the first anniversary date of the grant, and 1/48th per month over three years thereafter.
(5)	Represents shares subject to an outstanding stock option. Performance-based grant with vesting tied to the 60-day average. The first 25% is eligible to vest beginning on the first anniversary of the grant date if the 60-day average stock price reaches $7.00 before the fourth anniversary of the grant date, the next 25% is eligible to vest beginning on the second anniversary of the grant date if the 60-day average stock price reaches $8.00 before the fourth anniversary of the grant date, the third 25% is eligible to vest beginning on the third anniversary of the grant date if the 60-day average stock price reaches $9.00 before the fourth anniversary of the grant date, and the last 25% is eligible to vest if the 60-day average stock price reaches $10.00 on the fourth anniversary of the grant date. The stock price performance will be evaluated on each one year anniversary of the date of grant over a four-year period. In the event the price thresholds are not met within four years from the date of grant, the shares do not vest and the option will terminate with respect to shares that did not vest. Upon a change in control of us, the stock price performance will be measured immediately prior to the closing of the change in control transaction, and the options will vest to the extent the requisite 60-day average targets have been met, or if the closing stock price on that date exceeds the dollar thresholds described above. The first 50% of shares subject to this option have vested as of June 30, 2016 and the next 25% has vested as of August 24, 2016.
(6)	Represents shares subject to an immediately exercisable outstanding stock option.
(7)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in August 2016 and vests 25% of the shares on each anniversary over three years thereafter.
(8)	Represents restricted stock units. The shares underlying the restricted stock units vests as to 25% of the shares in August 2015 and vests 25% of the shares on each anniversary over three years thereafter.
(9)	Represents restricted stock units. The shares underlying the restricted stock units vests as to 25% of the shares in July 2013 and vests 25% of the shares on each anniversary over three years thereafter.
(10)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in August 2014 and vests 25% of the shares on each anniversary over three years thereafter.
(11)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in September 2013 and vests 25% of the shares on each anniversary over three years thereafter.

ShoreTel, Inc. Proxy Statement 2016

Option Exercises and Stock Vested During Fiscal 2016

The following table shows the number of shares of our common stock acquired pursuant to the exercise of options and vesting of restricted stock unit awards by each Named Executive Officer during our fiscal year ended June 30, 2016 and the aggregate value realized upon the exercise or vesting of such awards. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various exercise or vesting dates.

Name	Option Awards − Number of Shares Acquired Upon Exercise(#)	Option Awards − Value Realized on Exercise($)	Stock Awards – Number of Shares Acquired on Vesting(#)	Stock Awards – Value Realized on Vesting ($)(1)
Donald Joos	—	—	26,024	$191,505
Michael Healy	192,412	$828,828	15,000	112,500
Eugenia Corrales	—	—	—	—
Bharath Oruganti	—	—	22,250	168,563
David Petts	—	—	29,166	210,412
(1)	This amount was calculated by multiplying the closing market price of a share of common stock on the date of vesting by the number of shares of common stock that vested.

Employment, Severance and Change of Control Arrangements

Mr. Joos, our President and CEO, executed an Executive Employment Agreement in August 2013. Please see “Agreement with Mr. Joos” above.

Mr. Healy, our CFO, executed an offer letter in May 2007. The offer letter provides for “at-will” employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. His annual base salary as of June 30, 2016 was $340,000. In addition, Mr. Healy was eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. As of June 30, 2016, Mr. Healy was eligible to participate at a bonus target of 50% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Healy also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

David Petts executed an offer letter in June 2012. The offer letter provides for “at-will” employment without any specific term. The offer letter established Mr. Petts’ starting annual base salary at $300,000. His annual base salary as of June 30, 2016 was $310,000. In addition, Mr. Petts is eligible to receive an annual variable compensation of $310,000 which will be based upon achievement of individual and corporate goals and objectives. Mr. Petts also was eligible to participate in a non-recoverable draw of 90% of the total variable bonus attainable for the first 90 days of employment. Pursuant to the offer letter, Mr. Petts was granted an option to purchase up to 250,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Petts was also granted 50,000 restricted stock units, which vest over 3 years from the date of grant, with 33.3% vesting at the end of year one and the remaining shares vesting annually at 33.3% from the date of grant. Mr. Petts also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

Eugenia Corrales executed an offer letter in June 2015. The offer letter provides for “at-will” employment without any specific term. The offer letter established Ms. Corrales’ starting annual base salary at $310,000. Her annual base salary as of June 30, 2016 was $310,000. During FY16,

ShoreTel, Inc. Proxy Statement 2016

Ms. Corrales was eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 50% of her annual base salary. Pursuant to the offer letter, Ms. Corrales was granted an option to purchase 200,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Ms. Corrales also was granted 30,000 restricted stock units, which vest over 4 years from the date of grant, with 25% vesting at each anniversary of the date of grant. Ms. Corrales also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “−Retention Incentive Agreements” below.

Bharath Oruganti executed an offer letter in September 2011. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Oruganti’s starting annual base salary at $190,000. His annual base salary as of June 30, 2016 was $285,000. In addition, Mr. Oruganti was eligible to participate in our company bonus plan at a bonus target of 25% of his annual base salary. Effective as of his promotion to Senior Vice President of Services and Operations on February 1, 2014, Mr. Oruganti is now eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 50% of his annual base salary. Mr. Oruganti also received a sign-on bonus of $7,500 which was payable after four months of employment. Mr. Oruganti also received relocation assistance up to $25,000, which he was obligated to repay to us if he voluntarily terminated his employment within the first 12 months of his employment. Pursuant to the offer letter, Mr. Oruganti was granted an option to purchase 12,500 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Oruganti also was granted 5,000 restricted stock units, which vest over 4 years from the date of grant, with 25% vesting at each anniversary of the date of grant. Mr. Oruganti also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

The following table summarizes the estimated value of the benefits payable to each named executive officer pursuant to the arrangements in place on June 30, 2016 described above if their employment is terminated without cause:

Potential Payments on Termination or Change of Control

	Termination Absent a Change of Control				Termination following a Change of Control
Name	Salary($)		Acceleration of Equity Vesting(1)($)		Salary($)		Acceleration of Equity Vesting(1)($)
Donald Joos	$691,188	(2)	$420,206	(3)	$1,571,188	(4)	$1,218,006	(5)
Michael Healy	177,059	(6)	—		524,119	(7)	338,295	(8)
Eugenia Corrales	165,396	(6)	—		485,792	(7)	150,525	(8)
Bharath Oruganti	154,987	(6)	—		452,474	(7)	378,953	(8)
David Petts	166,114	(6)	—		642,227	(7)	319,068	(8)
(1)	Calculated based on the termination or termination and change of control taking place as of June 30, 2016, and the closing price of our common stock on that date of $6.69 per share.
(2)	Reflects continued base salary for 18 months following termination and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA. Assumes zero days of service in the fiscal year in which the termination occurs for the 100% of annual target bonus.
(3)	Reflects accelerated vesting as if executive had provided an additional six months service from the termination date.
(4)	Reflects continued base salary for 24 months following termination, 150% of annual target bonus and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA.
(5)	Reflects acceleration of all outstanding equity awards.
(6)	Reflects continued base salary for 6 months following termination and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.

ShoreTel, Inc. Proxy Statement 2016

(7)	Reflects continued base salary for 12 months following termination, 100% of annual target bonus and reimbursement of premiums paid for continuation coverage for 12 months pursuant to COBRA.
(8)	Reflects acceleration of 75% outstanding equity awards.

Retention Incentive Agreements

Each of our Named Executive Officers, other than Mr. Joos (whose employment agreement contains the relevant terms), have Retention Incentive Agreements. These Agreements provide for specified termination payments and benefits, replace any previously existing severance agreements with the Named Executive Officer. The Agreements were adopted in an effort to establish consistency in our executive severance practices and to encourage retention of our executive talent.

The Agreement entered into with Messrs. Healy, Oruganti, and Petts and Ms. Corrales provide for the following payments and benefits:

Termination in Absence of a Change of Control. In the event of employment termination without cause in the absence of a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to six months of his base salary, less applicable withholding taxes, and (2) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

Termination Upon a Change of Control. In the event of employment termination without cause upon a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to twelve months of base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to 100% of annual target bonus, less applicable withholding taxes, (3) acceleration of 75% of all outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for twelve months pursuant to COBRA.

TRANSACTIONS WITH RELATED PERSONS

From July 1, 2013 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the SEC.

ShoreTel has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our chief executive officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found under the heading “Corporate Governance/Leadership” in the investor relations section of our website at www.shoretel.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

ShoreTel, Inc. Proxy Statement 2016

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the SEC. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

ShoreTel, Inc. Proxy Statement 2016

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal 2016, the audit committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the audit committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61.

Deloitte & Touche LLP has also provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the audit committee’s discussions with management and Deloitte & Touche LLP and the audit committee’s review of the representations of management and the report of Deloitte & Touche LLP to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2016 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)
Charles D. Kissner
Constance Skidmore

ShoreTel, Inc. Proxy Statement 2016

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s proxy statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2017 must be received by the secretary of ShoreTel at its principal executive offices no later than June 9, 2017. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

ShoreTel’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholders wishing to bring a proposal before the annual meeting to be held in 2017 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between July 27, 2017 and August 26, 2017.

If the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received by our secretary not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (i) the 75th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by ShoreTel.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

ShoreTel invites its board members to attend its annual stockholder meetings, but does not require attendance. Five of ShoreTel’s board members attended the 2015 annual stockholder meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of ShoreTel wishing to communicate with the board of directors may write to the board of directors at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the chairperson of the board of directors, will forward these letters directly to the board of directors. Securityholders may indicate in their letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its chief executive officer and chief financial officer. The code of conduct and ethics is available under the heading “Corporate Governance/Leadership” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board of directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

ShoreTel and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. All other trademarks, trade names and service marks herein are the property of their respective owners.

ShoreTel, Inc. Proxy Statement 2016

Appendix A

ShoreTel 2016 Employee Stock Purchase Plan

ShoreTel, Inc. Proxy Statement 2016

SHORETEL, INC.

2016 Employee Stock Purchase Plan

(Adopted by the Board of Directors on August 18, 2016)

1.   Establishment of Plan. ShoreTel, Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Corporations (as hereinafter defined) pursuant to this 2016 employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of The Internal Revenue Code of 1986, as amended (the “Code”), and “Corporate Group” shall refer collectively to the Company and all its Parents and Subsidiaries. “Participating corporations” are the Company and any Parents or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this plan. The Company intends this plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 3,500,000 shares of the Company’s Common Stock is reserved for issuance under this Plan. The aggregate number of shares issued over the term of this Plan shall not exceed ten million (10,000,000) shares of Common Stock. The number of shares reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2.   Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Corporations, and to provide an incentive for continued employment.

3.   Administration. This Plan shall be administered by the Compensation Committee of the Board or by the Board (either referred to herein as the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4.   Eligibility. Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a)   employees who are not employed by the Company or a Participating Corporation at the beginning of such Offering Period or at such other time period as specified by the Committee;

(b)   employees who are customarily employed for twenty (20) hours or less per week;

(c)   employees who are customarily employed for five (5) months or less in a calendar year;

(d)   employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations;

(e)   employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and

ShoreTel, Inc. Proxy Statement 2016

(f)   individuals who provide services to the Company or any of its Participating Corporations as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5.   Offering Dates.

(a)   The offering periods of this Plan (each, an “Offering Period”) may be of up to twenty-four (24) months duration and shall commence and end at the times designated by the Committee during which payroll deductions of Participants are accumulated under this Plan.

(b)   The initial Offering Period shall commence on or after November 1, 2016, and shall end with the Purchase Date that occurs on or prior to April 30, 2017. Thereafter, a six-month Offering Period shall commence on each May 1 (ending with the Purchase Date that occurs on or prior to the next October 31) and November 1 (ending with the Purchase Date that occurs on or prior to the next April 30).

(c)   The first business day of each Offering Period is referred to as the “Offering Date.” The last business day of each Offering Period is referred to as the “Purchase Date.” The Committee shall have the power to change these terms as provided in Section 25 below.

6.   Participation in this Plan.

Eligible employees may become participants (a “Participant” or collectively, “Participants”) in an Offering Period under this Plan on the Offering Date by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee, and timely satisfying any other eligibility requirements for participating in such Offering Period. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period. Once an employee becomes a participant in an Offering Period, then such employee will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7.   Grant of Option on Enrollment. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such Participant’s payroll deduction account during such Offering Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock) provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8.   Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)   The fair market value on the Offering Date; or

(b)   The fair market value on the Purchase Date.

ShoreTel, Inc. Proxy Statement 2016

The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i)   if such Common Stock is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)   if such Common Stock is publicly traded but is not admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable.

9.   Payment Of Purchase Price; Payroll Deduction Changes; Share Issuances.

(a)   The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such higher or lower limit as may be set by the Committee for a particular Offering Period. Compensation shall mean all W-2 cash compensation categorized by the Company as base salary or regular hourly wages, bonuses, overtime pay, commissions, and shift premiums; provided, however, that for purposes of determining a Participant’s compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the Participant did not make such election. Payroll deductions shall commence on the first payday following the first day of the Offering Period and shall continue to the last payday at or prior to the Purchase Date of such Offering Period unless altered or terminated as provided in this Plan.

(b)   A Participant may decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, with the new rate to become effective for the next payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) decrease may be made effective during any Offering Period. A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c)   A Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period, and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(d)   All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e)   On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s

ShoreTel, Inc. Proxy Statement 2016

account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Company’s Common Stock shall be carried forward, without interest, into the next Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)   As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(g)   During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10.   Limitations on Shares to be Purchased.

(a)   No Participant shall be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such Participant’s rights to purchase stock, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Corporate Group), exceeds $25,000 in fair market value, determined as of the Offering Date, (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (hereinafter the “Maximum Share Amount”). The Company shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b)   The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods. If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c)   If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(d)   Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Offering Period, without interest.

11.   Withdrawal.

(a)   Each Participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)   Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her

ShoreTel, Inc. Proxy Statement 2016

participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12.   Termination of Employment. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan. In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.   Return of Payroll Deductions. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in this Plan.

14.   Capital Changes. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock the Committee shall make such adjustment as it determines (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, including without limitation, the number and class of Common Stock which may be delivered under the Plan, the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted.

15.   Nonassignability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16.   Reports. Individual accounts will be maintained for each Participant in this Plan. Each Participant shall receive promptly after the end of each Offering Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

17.   Notice of Disposition. Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18.   No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

ShoreTel, Inc. Proxy Statement 2016

19.   Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20.   Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.   Term; Stockholder Approval. This Plan will become effective on November 1, 2016. This Plan was approved by the stockholders of the Company within twelve (12) months after the date this Plan was adopted by the Board, which was August 18, 2016. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the first Purchase Date under the Plan.

22.   Designation of Beneficiary.

(a)   A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date.

(b)   Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.   Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.   Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25.   Amendment or Termination. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or

ShoreTel, Inc. Proxy Statement 2016

upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of the Company’s Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of the Company’s Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

26.   Corporate Transactions.

(a)   In the event of a Corporate Transaction (as defined below), each outstanding right to purchase Company Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor. In the event that the successor corporation refuses to assume or substitute corporation for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date (the “New Purchase Date”) and will end on the New Purchase Date. The New Purchase Date shall occur on or prior to the consummation of the Corporate Transaction.

(b)   “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

ShoreTel, Inc. Proxy Statement 2016

Appendix B

Reconciliation of GAAP and Non-GAAP Financial Measures

We report all required financial information in accordance with generally accepted accounting principles in the United States (“GAAP”), but we believe that evaluating our ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that we disclose this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash charges, other non-recurring adjustments and related tax changes, that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider stock-based compensation charges and amortization charges related to acquisition-related intangible assets and the related tax changes, which are non-cash charges, or other non-recurring items in managing its core operations. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

ShoreTel, Inc. Proxy Statement 2016

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Unaudited)

	Twelve Months Ended June 30, 2014		Twelve Months Ended June 30, 2015		Twelve Months Ended June 30, 2016
GAAP operating profit	$815		$(1,973)		$(2,135)
Stock-based compensation charges	7,316	(a)	8,413	(a)	8,871	(a)
Amortization of acquisition-related intangibles	7,728	(b)	7,008	(b)	7,112	(b)
Severance and Other	1,019	(c)	—	(c)	493	(c)
Prior quarter charge for change in estimate of sales, use and telecommunications tax	—	(d)	—	(d)	—	(d)
Litigation, settlements and defense fees	—	(e)	10,225	(e)	56	(e)
Acquisition-related costs	—	(f)	—	(f)	1,489	(f)
Lease settlement	—	(g)	—	(g)	54	(g)
Non-GAAP operating profit	$16,878		$23,673		$15,940
Non-GAAP operating margin	5.0%		6.6%		4.4%
	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015	Twelve Months Ended June 30, 2016
(a) Stock-based compensation included in:
Cost of product revenue	$69	$74	$64
Cost of hosted and related services revenue	626	1,215	1,272
Cost of support and services revenue	569	497	590
Research and development	1,704	1,928	1,854
Sales and marketing	1,996	2,391	2,569
General and administrative	2,352	2,308	2,522
	$7,316	$8,413	$8,871

(b) Amortization of acquisition-related intangibles included in:
Cost of product revenue	$1,069	$395	$19
Cost of hosted and related services	3,234	3,327	3,613
Sales and marketing	3,315	3,286	3,465
General and administrative	110	—	15
	$7,728	$7,008	$7,112

(c) Severance and other expense included in:
Cost of hosted and related services	$—	$—	$—
Cost of support and services revenue	—	—	10
Research and development	674	—	402
Sales and marketing	172	—	78
General and administrative	173	—	3
	$1,019	$—	$493

(d) Prior quarter charge for change in estimate of sales, use and telecommunications tax recognized in the current quarter:
Cost of hosted and related services	$—	$—	$—
General and administrative	—	—	—
	$—	$—	$—

ShoreTel, Inc. Proxy Statement 2016

	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015	Twelve Months Ended June 30, 2016
(e) Litigation, settlements and defense fees included in:
Cost of product revenue	$—	$1,000	$—
Cost of hosted and related services	—	750	—
Settlements and defense fees	—	8,475	56
	$—	$10,225	$56

(f) Direct acquisition costs included in:
Acquisition-related costs	$—	$—	$1,489
	$—	$—	$1,489

(g) Lease settlement included in:
General and administrative	$—	$—	$54
	$—	$—	$54

ShoreTel, Inc. Proxy Statement 2016

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Unaudited)

	Twelve Months Ended June 30, 2014		Twelve Months Ended June 30, 2015		Twelve Months Ended June 30, 2016
GAAP net income (loss)	$(1,051)		$(4,404)		$(4,792)
Stock-based compensation charges	7,316	(a)	8,413	(a)	8,871	(a)
Amortization of acquisition-related intangibles	7,728	(b)	7,008	(b)	7,112	(b)
Litigation, settlements and defense fees	—	(c)	10,225	(c)	56	(c)
Acquisition-related costs	—	(d)	—	(d)	1,489	(d)
Severance costs	1,019	(e)	—	(e)	493	(e)
Lease settlement	—	(f)	—	(f)	54	(f)
Interest charge from change in fair value purchase consideration	111	(g)	—	(g)	—	(g)
Deferred tax provision arising from tax impact of above items	(433	)(h)	(722	)(h)	(871	)(h)
Non-GAAP net income	$14,690		$20,520		$12,412

Non-GAAP net income per share:
Basic	$0.24		$0.32		$0.19
Diluted	$0.23		$0.31		$0.18

Shares used in computing net income per share:
Basic	61,191		63,953		66,405
Diluted	63,109		65,584		67,941
	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015	Twelve Months Ended June 30, 2016
(a) Stock-based compensation included in:
Cost of product revenue	$69	$74	$64
Cost of hosted and related services revenue	626	1,215	1,272
Cost of support and services revenue	569	497	590
Research and development	1,704	1,928	1,854
Sales and marketing	1,996	2,391	2,569
General and administrative	2,352	2,308	2,522
	$7,316	$8,413	$8,871

(b) Amortization of acquisition-related intangibles included in:
Cost of product revenue	$1,069	$395	$19
Cost of hosted and related services	3,234	3,327	3,613
Sales and marketing	3,315	3,286	3,465
General and administrative	110	—	15
	$7,728	$7,008	$7,112

(c) Litigation, settlements and defense fees included in:
Cost of product revenue	$—	$1,000	$—
Cost of hosted and related services	—	750	—
Settlements and defense fees	—	8,475	56
	$—	$10,225	$56

ShoreTel, Inc. Proxy Statement 2016

	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015	Twelve Months Ended June 30, 2016
(d) Direct acquisition costs included in:
Acquisition-related costs	$—	$—	$1,489
	$—	$—	$1,489

(e) Severance costs included in:
Cost of support and services	$—	$—	$10
Research and development	674		402
Sales and marketing	172		78
General and administrative	173		3
	$1,019	$—	$493
(f) Lease settlement included in:
General and administrative	$—	$—	$54
	$—	$—	$54

(g) Interest charge from change in fair value of purchase consideration included in Other Expense	$111	$—	$—

(h) The deferred tax benefit (provision) arising from acquisition and tax impact of the items which are excluded in (a) to (g) above.

ShoreTel, Inc. Proxy Statement 2016

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Unaudited)

	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015	Twelve Months Ended June 30, 2016
Cash and Cash Equivalents	$53,472	$82,162	$61,726
Short-term investments	2,673	8,025	$46,433
Cash, Cash Equivalants and Short-term investments	$56,145	$90,187	$108,159

ShoreTel, Inc. Proxy Statement 2016

ShoreTel®

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**IMPORTANT ANNUAL MEETING INFORMATION**

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## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on November 8, 2016.**

### Vote by Internet

- Go to **www.envisionreports.com/SHOR**
- Or scan the QR code with your smartphone
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### Vote by telephone

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

## A Proposals — The Board recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Class I Directors:

| | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|
| 01 - Mark Bregman | ☐ | ☐ | 02 - Marjorie Bowen | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS SHORETEL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. | ☐ | ☐ | ☐ |
| 3. CAST AN ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. | ☐ | ☐ | ☐ |
| 4. APPROVAL OF THE SHORETEL, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN. | ☐ | ☐ | ☐ |

## B Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

## C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ShoreTel®

## Proxy — SHORETEL, INC.

The undersigned hereby appoints Michael E. Healy and Allen Seto, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of ShoreTel, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, on Wednesday, November 9, 2016, at 1:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposals No. 2, 3 and 4 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

**Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.**

**If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.**

**(Continued and to be signed on reverse side)**